                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.   )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12

                               UAL Corporation
 ................................................................................
              (Name of Registrant as Specified In Its Charter)

 ................................................................................
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)  Title of each class of securities to which transaction applies:
        ........................................................................


        2)  Aggregate number of securities to which transaction applies:
        ........................................................................

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ........................................................................

        4)  Proposed maximum aggregate value of transaction:
        ........................................................................

        5)  Total fee paid:
        ........................................................................


[ ]     Fee paid previously with preliminary materials.

[ ]     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:
        ........................................................
        2)  Form, Schedule or Registration Statement No.:
        ........................................................
        3)  Filing Party:
        ........................................................
        4)  Date Filed:
        ........................................................

                              UAL CORPORATION LOGO

                                                                  March 23, 1999

Dear Fellow Owner:

     Despite difficult conditions in international markets, 1998 was our sixth consecutive year to report increased annual earnings per share. The strategy we developed early in the year to address the weakness in Asia has attributed to our profitable performance. We believe our experience in 1998 has positioned us well to manage whatever challenges may lie ahead.

     As my tenure at the company comes to a close this year, I'm reminded about how far we have come since the inception of the ESOP in 1994. Together we have met the challenges to rise above the rest. We are not there yet, but the road ahead is bright.

     Our Board of Directors joins me in inviting you to attend the 1999 Annual Meeting of Stockholders. A notice of the meeting and Proxy Statement follows. You will also find enclosed your proxy or voting direction card and the 1998 annual report. Your vote is important. Please take a moment now to use the "vote-by-phone" option described on the enclosed proxy or voting direction card, or sign and return the card even if you plan to attend the meeting. I look forward to seeing you on May 18.

                                              Sincerely,
                                              /s/ Gerald Greenwald

                                              Gerald Greenwald

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

DATE:   Tuesday, May 18, 1999
TIME:   10:00 a.m.
PLACE:  Imperial Ballroom
        Hyatt Regency Denver
        1750 Welton Street
        Denver, CO 80202

MATTERS TO BE VOTED ON:

     - Election of the following members of the Board of Directors:

      - Five Public Directors, to be elected by holders of Common Stock

      - One ALPA Director, to be elected by holders of Class Pilot MEC Junior Preferred Stock

      - One IAM Director, to be elected by holders of Class IAM Junior Preferred Stock

      - One Salaried/Management Employee Director, to be elected by holders of Class SAM Junior Preferred Stock

     - Ratification of appointment of independent public accountants

     - Any other matters that may be properly brought before the meeting

                                              Francesca M. Maher
                                              Senior Vice President,
                                              General Counsel and Secretary

Chicago, Illinois
March 23, 1999

                                   IMPORTANT

     You are entitled to vote if our records show that you held your shares at the close of business on March 19, 1999. PLEASE NOTE THAT YOU OR YOUR AUTHORIZED REPRESENTATIVE MUST HAVE AN ADMISSION TICKET TO ATTEND THE MEETING. THE ADMISSION TICKET IS LOCATED ON THE LOWER PORTION OF YOUR PROXY OR VOTING DIRECTION CARD. WE HOPE YOU WILL ATTEND THE MEETING.

     Please note that our audited financial statements and certain other financial information are included as an Appendix to this Proxy Statement. This Proxy Statement and the proxy or voting direction card are being mailed to you on or about approximately March 23, 1999.

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS.....................      3
  Directors to be Elected by Common Stock...................      3
  Directors to be Elected by Other Classes of Stock.........      4
  Independent Directors.....................................      5
CERTAIN INFORMATION CONCERNING OUR BOARD OF DIRECTORS.......      6
  Committees................................................      6
  Compensation Committee Interlocks and Insider
     Participation; Certain Relationships and Related
     Transactions...........................................      9
  Director Compensation.....................................     10
BENEFICIAL OWNERSHIP OF SECURITIES..........................     11
  Certain Beneficial Owners.................................     11
  Directors and Executive Officers..........................     14
UAL CORPORATION RELATIVE MARKET PERFORMANCE.................     15
EXECUTIVE COMPENSATION......................................     16
  UAL Corporation Compensation and Compensation
     Administration Committees Report.......................     16
  Summary Compensation Table................................     19
  Option/SAR Grants in 1998.................................     20
  Aggregated Option/SAR Exercises in 1998 and Fiscal
     Year-End Option/SAR Values.............................     21
  Pension Plan Table........................................     21
  Employment Contracts and Arrangements.....................     22
PROPOSAL NO. 2 -- APPOINTMENT OF INDEPENDENT PUBLIC
  ACCOUNTANTS...............................................     23
OTHER MATTERS...............................................     23
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....     23
SUBMISSION OF STOCKHOLDER PROPOSALS.........................     23
VOTING RIGHTS AND PROXY INFORMATION.........................     23
GENERAL.....................................................     26
APPENDIX....................................................    A-1

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     Except where you withhold authority, your proxy will be voted at our 1999 Annual Meeting of Stockholders or any adjournments or postponements thereof for the election of the respective nominee(s) named below for a term of one year and until their successors are duly elected and qualified. Incumbent directors will hold office until the Annual Meeting and until their successors are elected and qualified. Our Board of Directors expects all nominees named below to be available for election. "We", "our", "us" and the "Company" each refers to UAL Corporation.

DIRECTORS TO BE ELECTED BY COMMON STOCK

PUBLIC DIRECTORS

     Five Public Directors are to be elected by the holders of Common Stock, par value $.01 per share. Each nominee was previously elected by the holders of Common Stock (other than Mr. Goodwin) and has served continuously as a Public Director since the date of his election. The term "Public Director" is used as defined in our Restated Certificate of Incorporation, as amended (the "Charter").

     If a nominee unexpectedly becomes unavailable before election, proxies from holders of Common Stock will be voted for the person designated by the Board or the appropriate Board Committee as required by the Charter. No person other than our directors is responsible for the naming of nominees.

------------------------------------------------------------------------------------------------
                                  (1) PRINCIPAL OCCUPATION OR EMPLOYMENT            DIRECTOR
            NOMINEE                  (2) OTHER BUSINESS AFFILIATIONS         AGE     SINCE
------------------------------------------------------------------------------------------------
 James E. Goodwin                (1)   President and Chief Operating         54     9/21/98
                                       Officer (9/98) of the Company and
                                       its wholly owned subsidiary,
                                       United Air Lines, Inc. Senior Vice
                                       President -- North America
                                       (1995-9/98) and Senior Vice
                                       President -- International of
                                       United (1992-1995).
------------------------------------------------------------------------------------------------
 Gerald Greenwald                (1)   Chairman and Chief Executive          63        1994
                                       Officer of the Company and United
                                       (1994). Chairman, Tatra Truck
                                       Company, Czech Republic (truck
                                       manufacturing) (1993-1994).
                                 (2)   Director, Aetna Inc. and Time
                                       Warner Inc.
------------------------------------------------------------------------------------------------
 John F. McGillicuddy            (1)   Retired Chairman and Chief            68        1984
                                       Executive Officer, Chemical
                                       Banking Corporation (banking and
                                       finance) (1993).
                                 (2)   Director, Southern Peru Copper
                                       Corporation, USX Corporation and
                                       Young & Rubicam, Inc.
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                                  (1) PRINCIPAL OCCUPATION OR EMPLOYMENT            DIRECTOR
            NOMINEE                  (2) OTHER BUSINESS AFFILIATIONS         AGE     SINCE
------------------------------------------------------------------------------------------------
 James J. O'Connor               (1)   Retired Chairman and Chief            62        1984
                                       Executive Officer (1998), Unicom
                                       Corporation (holding company) and
                                       its wholly owned subsidiary,
                                       Commonwealth Edison Company
                                       (supplier of electricity).
                                       Chairman and Chief Executive
                                       Officer, Unicom (1994-1998) and
                                       Commonwealth Edison (1980-1998).
                                 (2)   Director, Corning Incorporated,
                                       Everen Capital Corporation,
                                       Scotsman Industries, Smurfit-Stone
                                       Container Corporation and The
                                       Tribune Company.
------------------------------------------------------------------------------------------------
 Paul E. Tierney, Jr.            (1)   Managing Member, Development          56        1990
                                       Capital, LLC (investment
                                       management) (1997). Managing
                                       Director, Gollust, Tierney and
                                       Oliver, Inc. (investment banking)
                                       (1992-1996).
                                 (2)   Director, Liz Claiborne, Inc. and
                                       C & B Publishing PLC.
------------------------------------------------------------------------------------------------

DIRECTORS TO BE ELECTED BY OTHER CLASSES OF STOCK

     The following classes of directors are to be elected by the holder of certain classes of our stock other than Common Stock. THE HOLDERS OF COMMON STOCK DO NOT VOTE ON THE ELECTION OF THESE DIRECTORS. Each nominee was previously elected by the holders of the applicable class of our stock and has served continuously as a director since the first date of his election. If a nominee unexpectedly becomes unavailable before election, or we are notified that a substitute nominee has been selected, votes will be cast pursuant to the authority granted by the proxies from the respective holder(s) for the person who may be designated as a substitute nominee.

ALPA DIRECTOR -- ELECTED BY CLASS PILOT MEC STOCK

     One ALPA Director (as defined in the Charter) is to be elected by the United Airlines Pilots Master Executive Council, ALPA, the holder of our Class Pilot MEC Junior Preferred Stock ("Class Pilot MEC Stock"). The ALPA-MEC has nominated and intends to re-elect Michael H. Glawe as the ALPA Director.

------------------------------------------------------------------------------------------------
                                  (1) PRINCIPAL OCCUPATION OR EMPLOYMENT            DIRECTOR
NOMINEE                              (2) OTHER BUSINESS AFFILIATIONS         AGE     SINCE
------------------------------------------------------------------------------------------------
 Michael H. Glawe                (1)   Chairman, ALPA-MEC (labor union)      51        1996
                                       (1996). Chairman, ALPA-MEC
                                       Grievance Committee (1993-1995).
                                       Captain, B727, United, for the
                                       past five years.
------------------------------------------------------------------------------------------------

IAM DIRECTOR -- ELECTED BY CLASS IAM STOCK

     One IAM Director (as defined in the Charter) is to be elected by the IAM, the holder of our Class IAM Junior Preferred Stock ("Class IAM Stock"). The IAM has nominated and intends to re-elect John Peterpaul as the IAM Director.

------------------------------------------------------------------------------------------------
                                  (1) PRINCIPAL OCCUPATION OR EMPLOYMENT            DIRECTOR
            NOMINEE                  (2) OTHER BUSINESS AFFILIATIONS         AGE     SINCE
------------------------------------------------------------------------------------------------
 John F. Peterpaul               (1)   Retired General Vice President,       63        1994
                                       IAM (labor union) (1994). General
                                       Vice President, IAM (1972-1994).
------------------------------------------------------------------------------------------------

SALARIED/MANAGEMENT EMPLOYEE DIRECTOR -- ELECTED BY CLASS SAM STOCK

     One Salaried/Management Employee Director (as defined in the Charter) is to be elected by the holders of our Class SAM Junior Preferred Stock ("Class SAM Stock"), who are Deval L. Patrick, the Salaried/Management Employee Director, and William P. Hobgood, our Senior Vice President-People. Mr. Patrick has been nominated for re-election by the "System Roundtable," a body of salaried and management employees of United empowered to review and discuss issues relating to us and their effect on salaried and management employees. Under a Stockholders Agreement among the holders of Class SAM Stock and us, each holder has agreed to vote in favor of the System Roundtable nominee.

------------------------------------------------------------------------------------------------
                                  (1) PRINCIPAL OCCUPATION OR EMPLOYMENT            DIRECTOR
            NOMINEE                  (2) OTHER BUSINESS AFFILIATIONS         AGE     SINCE
------------------------------------------------------------------------------------------------
 Deval L. Patrick                (1)   Vice President & General Counsel,     42        1997
                                       Texaco Inc. (oil/energy company)
                                       (2/99). Partner, Day, Berry &
                                       Howard (law firm) (1997-1/99).
                                       Assistant Attorney General, Civil
                                       Rights Division, U. S. Department
                                       of Justice (law enforcement)
                                       (1994-1997). Partner, Hill &
                                       Barlow (law firm) (1986-1994).
------------------------------------------------------------------------------------------------

INDEPENDENT DIRECTORS

     Four Independent Directors (as defined in the Charter) are elected by the four Independent Directors as the holders of our Class I Junior Preferred Stock ("Class I Stock"). Each director holds office until the next annual meeting of stockholders and until his or her successor is elected and qualified, subject to the director's earlier death, retirement or removal. The Independent Director Nomination Committee nominates, on behalf of our Board, individuals satisfying the qualifications for Independent Directors under the Charter to be our Board's nominees for election by the holders of the Class I Stock to serve as Independent Directors upon expiration of the term of the Independent Directors then in office. Under a Stockholders Agreement among the holders of Class I Stock, us, ALPA and the IAM, the holders of Class I Stock have agreed to vote in favor of the nominees who are nominated by the Independent Director Nomination Committee under the Charter. No person, other than the members of the Independent Director

Nomination Committee, is responsible for the naming of nominees. The Independent Director Nomination Committee has not chosen nominees for the current year at this time. The Independent Directors are as follows.

------------------------------------------------------------------------------------------------
                                  (1) PRINCIPAL OCCUPATION OR EMPLOYMENT            DIRECTOR
INDEPENDENT DIRECTOR                 (2) OTHER BUSINESS AFFILIATIONS         AGE     SINCE
------------------------------------------------------------------------------------------------
 John W. Creighton, Jr.          (1)   Retired Chief Executive Officer       66        1998
                                       and President (1997), Weyerhaeuser
                                       Company (forest products).
                                       President (1988-1997) and Chief
                                       Executive Officer (1991-1997),
                                       Weyerhaeuser.
                                 (2)   Director, Unocal Corporation.
------------------------------------------------------------------------------------------------
 Duane D. Fitzgerald             (1)   Retired Chief Executive Officer       59        1994
                                       (1996), Bath Iron Works
                                       Corporation (shipbuilding).
                                       President (1988-1996) and Chief
                                       Executive Officer (1991-1996),
                                       Bath Iron Works. Vice President of
                                       Bath's parent company, General
                                       Dynamics Corporation (1995-1996).
                                 (2)   Director, CMP Group.
------------------------------------------------------------------------------------------------
 Richard D. McCormick            (1)   Chairman (1992), US WEST, Inc.        58        1994
                                       (telecommunications). President
                                       (1986-1998) and Chief Executive
                                       Officer (1991-1998), US WEST.
                                 (2)   Director, Wells Fargo Corporation
                                       and United Technologies
                                       Corporation.
------------------------------------------------------------------------------------------------
 John K. Van de Kamp             (1)   President, Thoroughbred Owners of     63        1994
                                       California (trade association)
                                       (1996). Partner, Dewey Ballantine
                                       (law firm) (1991-1996).
                                 (2)   Member, Advisory Board, Falcon
                                       Classic Cable Income Properties,
                                       Ltd.
------------------------------------------------------------------------------------------------

             CERTAIN INFORMATION CONCERNING OUR BOARD OF DIRECTORS

     Our Board of Directors held a total of twelve meetings in 1998. All directors attended 75 percent or more of the Board meetings and Board Committee meetings of which they were members.

COMMITTEES

     The Board of Directors has Executive, Audit, Compensation, Compensation Administration, CAP, Labor, Independent Director Nomination, Outside Public Director Nomination, Pension and Welfare Plans Oversight and Transaction Committees. Set forth below is a brief description of the functions performed, the names of the committee members and the number of meetings held by each committee during 1998.

------------------------------------------------------------------------------------------
                                                                              MEETINGS
NAME OF COMMITTEE AND MEMBERS           FUNCTIONS OF THE COMMITTEE            IN 1998
------------------------------------------------------------------------------------------
 EXECUTIVE                         -   authorized to exercise the powers        7
                                       of the Board in management of our
 Gerald Greenwald, Chairman            business and affairs, with certain
 Duane D. Fitzgerald                   exceptions
 Michael H. Glawe                  -   responsible for safety and security
 Richard D. McCormick                  oversight for United, periodically
 John F. McGillicuddy                  reviewing Board effectiveness and
 John F. Peterpaul                     overseeing compensation
                                       arrangements for non-employee
                                       directors
                                   -   acts as a search committee and
                                       recommends to Board appointment of
                                       a successor CEO (requires 4 votes,
                                       excluding Mr. Greenwald)
------------------------------------------------------------------------------------------
 AUDIT                             -   reviews with independent public          2
                                       accountants our annual financial
 Duane D. Fitzgerald, Chairman         statements prior to publication
 John W. Creighton, Jr.            -   reviews the work of and approves
 Richard D. McCormick                  non- audit services performed by
 John F. McGillicuddy                  independent accountants
 James J. O'Connor                 -   makes annual recommendations to the
 Paul E. Tierney, Jr.                  Board for appointment of
 John K. Van de Kamp                   independent public accountants for
                                       the coming year
                                   -   reviews the effectiveness of our
                                       financial and accounting functions,
                                       organization, operations and
                                       management
------------------------------------------------------------------------------------------
 COMPENSATION                      -   reviews and approves compensation       13
                                       and benefits of our officers
 Richard D. McCormick,             -   reviews general policy matters
 Chairman                              relating to compensation and
 Duane D. Fitzgerald                   benefits of our non-union employees
 Michael H. Glawe                  -   administers our equity incentive
 Gerald Greenwald                      compensation plans, except for
 James J. O'Connor                     responsibilities reserved for the
 Deval L. Patrick                      Compensation Administration
 John F. Peterpaul                     Committee
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
                                                                              MEETINGS
NAME OF COMMITTEE AND MEMBERS           FUNCTIONS OF THE COMMITTEE            IN 1998
------------------------------------------------------------------------------------------
 COMPENSATION ADMINISTRATION       -   administers our stock option plans      12
                                       and executive compensation programs
 Richard D. McCormick,                 to the extent these functions
 Chairman                              cannot or are not appropriate to be
 Duane D. Fitzgerald                   performed by the Compensation
 James J. O'Connor                     Committee in light of any provision
                                       of the Internal Revenue Code of
                                       1986, as amended, securities laws
                                       or other applicable laws or
                                       regulations
                                   -   oversees evaluation process for CEO
                                       performance
------------------------------------------------------------------------------------------
 CAP                               -   oversees implementation of our           2
                                       Competitive Action Plan to improve
 Paul E. Tierney, Jr.,                 United's competitiveness on
 Chairman                              short-haul routes under which
 John W. Creighton, Jr.                United Shuttle(R) was established
 Michael H. Glawe                  -   approves on our behalf any
 Gerald Greenwald                      modifications of or amendments to
 John F. McGillicuddy                  the Competitive Action Plan, other
 James J. O'Connor                     than those matters reserved to the
 John F. Peterpaul                     Labor Committee
 John K. Van de Kamp               -   approves modifications or
                                       amendments to Salaried and
                                       Management Employee Investment (as
                                       defined in Charter) (vote must
                                       include two union directors and all
                                       Outside Public Directors, as
                                       defined in Charter)
------------------------------------------------------------------------------------------
 LABOR                             -   reviews and approves the entering        6
                                       into of, and modifications and
 Gerald Greenwald, Chairman            amendments to, collective
 Duane D. Fitzgerald                   bargaining agreements to which we
 Paul E. Tierney, Jr.                  are a party, with certain
                                       exceptions
------------------------------------------------------------------------------------------
 INDEPENDENT DIRECTOR              -   nominates candidates to become           2
 NOMINATION                            Independent Director members of the
                                       Board
 John W. Creighton, Jr.,           -   fills vacancies in Independent
 Chairman                              Director positions
 Duane D. Fitzgerald               -   appoints Independent Directors to
 Michael H. Glawe                      serve on Board Committees
 Richard D. McCormick              -   nominations and appointments
 Deval L. Patrick                      require vote of majority of
 John F. Peterpaul                     Independent Directors plus one
 John K. Van de Kamp                   union director
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
                                                                              MEETINGS
NAME OF COMMITTEE AND MEMBERS           FUNCTIONS OF THE COMMITTEE            IN 1998
------------------------------------------------------------------------------------------
 OUTSIDE PUBLIC DIRECTOR           -   nominates candidates to become           1
 NOMINATION                            Outside Public Director members of
                                       the Board
 James J. O'Connor, Chairman       -   fills vacancies in Outside Public
 John F. McGillicuddy                  Director positions
 Paul E. Tierney, Jr.              -   appoints Outside Public Directors
                                       to serve on Board Committees
                                   -   considers nominees you recommend if
                                       submitted in writing to the
                                       Committee Chairman at UAL
                                       Corporation,
                                       P. O. Box 66919, Chicago, IL 60666.
                                       Qualification requirements are
                                       specified in the Charter
------------------------------------------------------------------------------------------
 PENSION AND WELFARE PLANS         -   oversees our compliance with laws        2
 OVERSIGHT                             governing employee benefit plans
                                       that we maintain
 John K. Van de Kamp, Chairman
 John W. Creighton, Jr.
 Michael H. Glawe
 James E. Goodwin
 James J. O'Connor
 Deval L. Patrick
 John F. Peterpaul
------------------------------------------------------------------------------------------
 TRANSACTION                       -   evaluates and advises the Board on       0
                                       any proposed merger or
 John F. McGillicuddy,                 consolidation of us with or into,
 Chairman                              the sale, lease or exchange of all
 John W. Creighton, Jr.                or substantially all of our
 Duane D. Fitzgerald                   property or assets to, or a
 Richard D. McCormick                  significant business transaction
 James J. O'Connor                     with, any Labor Affiliate (as
 Paul E. Tierney, Jr.                  defined in the Charter)
 John K. Van de Kamp
------------------------------------------------------------------------------------------

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Messrs. Greenwald and Glawe serve on the Compensation Committee, but not the Compensation Administration Committee. Messrs. Glawe and Greenwald are employees of ours. Mr. Glawe is also the Chairman of the ALPA-MEC and an officer of ALPA. We and ALPA are parties to a collective bargaining agreement for our pilots represented by ALPA.

DIRECTOR COMPENSATION

     We do not pay directors who are employees of the Company additional compensation for their services as directors. In 1998, compensation for non-employee directors included the following:

     - annual retainer of $18,000

     - $900 for each Board and Board committee meeting attended

     - annual retainer of $2,700 to committee chairmen (other than chair of Compensation Administration Committee)

     - expenses of attending Board and committee meetings

     - 400 shares of Common Stock each year

     - 189 deferred stock units representing Common Stock each year

     Under Stock Ownership Guidelines, our directors are to keep the 400 shares above throughout their tenure on the Board. They may also elect to receive all or some of their cash retainer and fees in Common Stock, as well as defer their stock and cash compensation for tax purposes. All deferred credits are unfunded and are not settled until after the director leaves the Board.

     We consider it important for our directors to understand our business and have exposure to our operations and employees. For this reason, we provide free transportation and free cargo shipment on United to each of our directors and their spouse and eligible dependent children. We reimburse our directors for income taxes resulting from actual use of the travel and shipment privileges. A director who was a director upon our change in control on July 12, 1994 is entitled to continue the travel and cargo benefits for life. The cost of this policy in 1998 for each director, including cash payments made in February 1999 for income tax liability, was as follows:

            NAME                 COST($)                  NAME                 COST($)
            ----                 -------                  ----                 -------
John W. Creighton, Jr. ......     1,060       John F. McGillicuddy.........    34,931
Duane D. Fitzgerald..........    18,358       James J. O'Connor............    42,492
Michael H. Glawe.............     1,874       Deval L. Patrick.............    31,138
James E. Goodwin.............     4,836       John F. Peterpaul............     6,496
Gerald Greenwald.............    13,579       Paul E. Tierney, Jr. ........    90,517
Richard D. McCormick.........    43,903       John K. Van de Kamp..........    30,073

                       BENEFICIAL OWNERSHIP OF SECURITIES

CERTAIN BENEFICIAL OWNERS

     The following table shows the number of shares of our voting securities beneficially owned by any person or group known to us as of March 19, 1999, to be the beneficial owner of more than five percent (5%) of any class of our voting securities.

                                                                                           AMOUNT
                                                                                         AND NATURE     PERCENT
            NAME AND ADDRESS                                                            OF BENEFICIAL      OF
          OF BENEFICIAL OWNER                            TITLE OF CLASS                   OWNERSHIP      CLASS
          -------------------              ------------------------------------------   -------------   --------
State Street Bank and Trust Company,       Common Stock                                 45,571,457(1)     46.6%
  Trustee                                  Class P ESOP Voting Junior Preferred Stock    4,533,933(1)      100%
  225 Franklin Street                      Class M ESOP Voting Junior Preferred Stock    3,786,510(1)      100%
  Boston, MA 02110                         Class S ESOP Voting Junior Preferred Stock    1,688,312(1)      100%

AXA Conseil Vie Assurance Mutuelle         Common Stock                                  7,392,447(2)     13.9%
  100-101 Terrasse Boieldieu
  92042 Paris La Defense France
AXA Assurances I.A.R.D. Mutuelle
AXA Assurances Vie Mutuelle
  21, rue de Chateaudun
  75009 Paris France
AXA Courtage Assurance Mutuelle
  26, rue Louis le Grand
  75002 Paris France
AXA
  9 Place Vendome
  75001 Paris France
The Equitable Companies Incorporated
  1290 Avenue of the Americas
  New York, NY 10104

Oppenheimer Capital                        Common Stock                                  6,327,625(3)     10.8%
Oppenheimer Tower
  World Financial Center
  New York, NY 10281

United Airlines Pilots                     Class Pilot MEC Stock                                 1(4)      100%
  Master Executive Council
  Air Line Pilots Association,
  International
  6400 Shafer Court, Suite 700
  Rosemont, IL 60018

                                                                                     AMOUNT
                                                                                   AND NATURE     PERCENT
         NAME AND ADDRESS                                                         OF BENEFICIAL      OF
       OF BENEFICIAL OWNER                         TITLE OF CLASS                   OWNERSHIP      CLASS
       -------------------           ------------------------------------------   -------------   --------
International Association of         Class IAM Stock                                       1(5)      100%
  Machinists and Aerospace Workers
  District #141
  9000 Machinists Place
  Upper Marlboro, MD 20772

Deval L. Patrick                     Class SAM Stock                                       2(6)    66.67%
  c/o Texaco Inc.
  2000 Westchester Avenue
  White Plaines, NY 10650

William P. Hobgood                   Class SAM Stock                                       1(6)    33.33%
  Senior Vice President-People
  United Airlines
  P.O. Box 66100
  Chicago, IL 60666

John W. Creighton, Jr.               Class I Stock                                         1(7)       25%
  1000 Second Avenue
  Suite 3700
  Seattle, WA 98104

Duane D. Fitzgerald                  Class I Stock                                         1(7)       25%
  c/o UAL Corporation
  P.O. Box 66919
  Chicago, IL 60666

Richard D. McCormick                 Class I Stock                                         1(7)       25%
  US WEST, Inc.
  3200 Cherry Creek South Drive
  Denver, CO 80209

John K. Van de Kamp                  Class I Stock                                         1(7)       25%
  c/o Dewey Ballantine
  333 S. Hope Street
  Los Angeles, CA 90071

-------------------------

(1) Based on Schedule 13G dated February 12, 1999, in which reporting person reported that as of December 31, 1998, (a) as trustee under the ESOP (the "ESOP Trustee"), it had shared voting power over 4,533,933 shares of Class P ESOP Voting Junior Preferred Stock ("Class P Voting Stock") representing 25.4% of our voting power, 3,786,510 shares of Class M ESOP Voting Junior Preferred Stock ("Class M Voting Stock") representing 20.4% of our voting power, and 1,688,312 shares of Class S ESOP Voting Junior Preferred Stock ("Class S Voting Stock," and with the Class P Voting Stock and Class M Voting Stock, the "Voting Preferred Stocks") representing 9.2% of our voting power, and shared dispositive power over 10,451,370 shares of Class 1 ESOP Convertible Preferred Stock and 867,322 shares of Class 2 ESOP Convertible Preferred Stock, each convertible into quadruple that number of shares of Common Stock ("Shares"), as well as 4,003 Shares issuable upon conversion of the Voting Preferred Stocks, and (b) as trustee or discretionary advisor for various collective investment funds and other employee benefit plans and other index accounts, it had sole dispositive power over 150,144 Shares and sole voting power over 142,544 of the Shares. The reporting person disclaims beneficial ownership of all shares reported. Voting power of Voting Preferred Stocks is limited to matters other than the vote for directors.

(2) Based on Schedule 13G/A (Amendment No. 9) dated February 10, 1999 in which AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle, as a group, AXA and The Equitable Companies Incorporated reported, as of December 31, 1998, sole voting power for 3,223,520 of the Shares, shared voting power for 1,641,600 of the Shares, and sole dispositive power for 7,392,447 Shares.

(3) Based on Schedule 13G/A (Amendment No. 1) dated February 9, 1999, in which reporting person, on behalf of itself and/or certain investment advisory clients or discretionary accounts, reported shared voting and dispositive power for all the Shares.

(4) Share elects one ALPA Director and has one vote on all matters submitted to the holders of Common Stock other than the election of directors.

(5) Share elects one IAM Director and has one vote on all matters submitted to the holders of Common Stock other than the election of directors.

(6) Shares elect one Salaried/Management Employee Director and each share has one vote on all matters submitted to the holders of Common Stock other than the election of directors.

(7) Shares elect four Independent Directors and do not vote on other matters except as required by law.

     The foregoing information in footnotes (1) through (3) is based on our review, as of March 19, 1999, of statements filed with the SEC under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the number of shares of Common Stock and of voting preferred stock held in the ESOP beneficially owned as of March 19, 1999, by each director, nominee for director and executive officer included in the Summary Compensation Table, and by all of our directors and executive officers as a group. Unless indicated otherwise by footnote, the owner exercises sole voting and investment power over the securities (other than unissued securities, the ownership of which has been imputed to the owner). Certain of our directors and executive officers also beneficially own shares of various other classes of our preferred stock as shown above.

                                                                                   VOTING
                                                         OPTIONS                 PREFERRED
                             COMMON STOCK   DEFERRED   EXERCISABLE                 STOCK
    NAME OF DIRECTOR OR      BENEFICIALLY    STOCK       WITHIN      PERCENT    BENEFICIALLY   PERCENT
EXECUTIVE OFFICER AND GROUP    OWNED(1)     UNITS(2)     60 DAYS     OF CLASS     OWNED(3)     OF CLASS
---------------------------  ------------   --------   -----------   --------   ------------   --------
John W. Creighton, Jr.....       2,136          720            0         *              0
Duane D. Fitzgerald.......           0        5,428            0         *              0
Michael H. Glawe..........           0            0            0                    3,816          *
James E. Goodwin..........      39,306            0      140,187         *          4,603          *
Gerald Greenwald..........     256,177            0      853,774       2.2         12,341          *
Richard D. McCormick......       2,198        4,679            0         *              0
John F. McGillicuddy......       2,600        5,108            0         *              0
James J. O'Connor.........       5,400        1,960            0         *              0
Deval L. Patrick..........           0        1,466            0         *              0
John F. Peterpaul.........       2,000          635            0         *              0
Paul E. Tierney, Jr.......      35,816        2,353            0         *              0
John K. Van de Kamp.......           0        2,623            0         *              0
Douglas A. Hacker.........      37,578            0      156,149         *          5,400          *
Stuart I. Oran............      24,325            0       82,249         *          5,518          *
Andrew P. Studdert........      14,760            0       45,024         *          2,525          *
Directors and Executive
  Officers as a Group
  (20 persons)............     484,546       24,972    1,584,993       4.1         46,216        2.1

-------------------------
 *  Less than 1%

(1) This number includes for (a) Mr. Goodwin, 10,000 shares held indirectly by his wife, (b) Mr. Greenwald, 6,684 shares held indirectly by his wife and 1,043 shares held indirectly by a United 401(k) plan (calculated as of December 31, 1998), and (c) the directors and executive officers as a group, 4,320 shares held indirectly by a spouse and 85 shares held in a 401(k) plan (calculated as of December 31, 1998). You have to add the first three columns of this table to get the total number of shares beneficially owed.

(2) Reflects beneficial ownership of Common Stock represented by deferred stock units under the UAL Corporation 1995 Directors Plan. All directors have deferred receipt of Common Stock under this plan until retirement from the Board.

(3) Reflects beneficial ownership through the ESOP of (a) Class P Voting Stock for Mr. Glawe, and (b) Class S Voting Stock for Messrs. Goodwin, Greenwald, Hacker, Oran and Studdert, and for directors and executive officers as a group. No director or executive officer other than Mr. Glawe beneficially owns shares of Class P Voting Stock.

     Notwithstanding anything to the contrary in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act that might incorporate part or all future filings, including this Proxy Statement, the performance graph below and report on the next page shall not be incorporated by reference into any of the filings.

                                UAL CORPORATION
                          RELATIVE MARKET PERFORMANCE
                             TOTAL RETURN 1994-1998
                              [PERFORMANCE CHART]

-----------------------------------------------------------------------------------------------------
                              1993        1994        1995        1996        1997        1998
-----------------------------------------------------------------------------------------------------
    UAL Corp.                  100        83.25      170.07      238.19      352.52      227.47
    S&P 500 Index              100       101.32      139.40      171.40      228.59      293.91
    D-J Airline Group(1)       100        66.83       96.82      107.32      179.02      175.00
-----------------------------------------------------------------------------------------------------

                                                      Source: Compustat Database
-------------------------
(1) Alaska Air, AMR, Delta, Southwest, USAirways

                             EXECUTIVE COMPENSATION

                        UAL CORPORATION COMPENSATION AND
                 COMPENSATION ADMINISTRATION COMMITTEES REPORT

PHILOSOPHY

     The Company's executive compensation program is designed to attract, retain and motivate top quality and experienced officers. The program provides industry competitive compensation opportunities, supports a pay-for-performance culture and emphasizes pay-at-risk. The program is heavily oriented toward incentive compensation tied to the annual and longer-term financial performance of the Company and to its longer-term return to stockholders. The Company's compensation program provides, among other matters, that it will be administered in a manner consistent with the philosophy of an employee-owned company.

COMPONENTS

     There are two components to the executive compensation program:

          -  Cash compensation

          -  Stock compensation

     The cash compensation program is composed of base salary and annual incentive compensation. Base salaries are less than at other large domestic air carriers, which include the three largest of the five carriers in the Relative Market Performance Graph on the preceding page. Base salaries also are substantially less than other companies in general industry of comparable size. Consistent with salary increases awarded to management employees under the terms of the ESOP (the "Midterm Adjustment"), officers were awarded increases from a total officer salary increase pool of 4% in July 1998. In determining the amounts of the increases, the size of the pool, individual performance and competitive salary relationships were taken into account.

     Annual incentive compensation provides an opportunity for additional earnings. Under the program, an incentive pool is created based upon the Company's earnings; each year the Compensation Committee approves a schedule of annual incentive pool funding relative to specified earnings targets. The CEO recommends to the Compensation Committee (or the Compensation Administration Committee, in the case of incentive awards intended to qualify under Section 162(m) of the Internal Revenue Code) incentive awards for each officer based upon an assessment of each officer's contribution over the preceding year. The assessment is based upon, among other things, an appraisal prepared annually for each officer on his or her managerial skills and the performance by him or her of assigned responsibilities. Before making a recommendation, the CEO discusses such appraisals with other members of senior management and considers these discussions, along with an overall evaluation of corporate performance and industry competitive data. The Compensation Committee makes a final determination of awards for officers, including the CEO (but excluding the other proxy-named officers), who is assessed by the Compensation Committee using a comparable process established under his Employment Agreement. The awards for the other proxy-named officers are made by the Compensation Administration Committee based on a pre-established formula in full compliance with Section 162(m) of the Internal Revenue Code.

     The normal stock compensation program is comprised entirely of annual stock options. While there are no specific target award levels or weighting of factors considered in determining stock grants, option grants are determined in consideration of individual performance and contribution and airline industry practice, using the same group referred to above for base salary and annual incentive compensation. The CEO recommends stock option grants for each officer to the Compensation Committee (or the Compensation Administration Committee, in the case of awards which qualify for certain exemptions from Section 16 of the Securities Exchange Act pursuant to Rule 16b-3 or Section 162(m) qualified grants). The Committee determines stock awards for the CEO based upon a comparable process and makes a final determination on stock awards for all other officers.

     Stock options may not be granted at less than fair market value on the date of grant. Stock options carry a 10-year term and typically vest ratably over a four-year period. The Company's stock option plan includes provisions to preserve, to the maximum extent possible, the deductibility by the Company of amounts awarded under the plan.

     The officer compensation program in total is primarily focused on promoting pay-for-performance and emphasizing pay-at-risk, and heavily oriented toward stockholder interests through the use of long-term incentives that create a direct linkage between officer rewards and increased stockholder value. The long-term incentive component, which is composed totally of stock-based incentives, represents over half the total income opportunity for the officers.

     The Company has eliminated restricted stock as a component of its normal compensation program. However, to enable the Company to attract high quality management at the most senior officer levels, sign-on compensation packages for these officers at the time of hiring may include cash and restricted or other stock awards in addition to compensation of the types described above. These compensation packages are often the subject of negotiation, and may have vesting provisions for stock options that vary from the normal schedule. In addition, restricted stock may be used for a limited number of United employees in response to compelling business requirements, such as for recruitment or retention of key management employees.

STOCK OWNERSHIP GUIDELINES

     To encourage accumulation and retention of Common Stock by officers, guidelines have been adopted providing for minimum ownership of Common Stock at the following multiples of annual salary: Chairman and Chief Executive Officer and President and Chief Operating Officer, five times; Senior Vice Presidents, two times; and Vice Presidents, one times. Furthermore, officers are also expected to retain a portion of the stock received upon exercise of options or vesting of restricted stock awards until the value of their holdings equals or exceeds double the specified minimums. Unexercised stock options, unvested restricted stock and ESOP stock ownership are not recognized for purposes of these guidelines.

CEO COMPENSATION

     The compensation package for Mr. Greenwald was established in a five year Employment Agreement negotiated by Mr. Greenwald with ALPA and the IAM in 1994. As part of the Midterm Adjustment, Mr. Greenwald's annual base salary increased 4% in July 1998 to $719,463. In determining the amount of the increase, the size of the pool,

Mr. Greenwald's performance and competitive salary relationships were taken into account. A non-guaranteed target bonus of $725,000 per year has also been established under the Employment Agreement, which was paid to Mr. Greenwald in 1999 (in Common Stock) since his 1998 performance was consistent with the Board Committee's objectives and directions, and corporate performance did not compel a lesser bonus. In making those determinations, the applicable Board Committee took into account (1) airline industry trends and (2) the Company's cumulative profitability since July 12, 1994. No weighting was given to any particular factor. These are standards for performance evaluation that were established under the Employment Agreement. Mr. Greenwald received a stock option grant in 1998 and February 1999 subject to the Company's normal vesting schedule, in full compliance with Section 162(m) of the Internal Revenue Code.

COMPENSATION FOR THE OTHER NAMED EXECUTIVE OFFICERS

     As part of the Midterm Adjustment, the other named executive officers were awarded increases in July 1998 from a total officer salary increase pool of 4%. In determining the amounts of the increases, the size of the pool, individual performance and competitive salary relationships were taken into account. In 1999 each of the named executive officers received an incentive compensation award for 1998 performance, which was granted pursuant to the normal incentive compensation plan terms according to a pre-established formula in full compliance with Section 162(m) of the Internal Revenue Code. Each such officer received a stock option grant in 1998 and February 1999 subject to the Company's normal vesting schedule, in full compliance with Section 162(m) of the Internal Revenue Code.

     In 1998 Mr. Goodwin received an increase in base salary and a stock option grant as a result of his promotion to President and Chief Operating Officer.

SEVERANCE AGREEMENTS

     In 1998 the Company and United entered into new severance agreements with officers (other than Mr. Greenwald) to encourage retention and continuing high performance while minimizing potential distractions and concerns that can accompany a change in CEO. The Compensation Committee believed it was important to take steps to maintain a stable management team during the transition to a new CEO when Mr. Greenwald retires, as expected later this year.

COMPENSATION CONSULTANT AND COMPETITIVE DATA

     The Compensation Committee and Compensation Administration Committee consult with independent compensation advisors on executive compensation matters. The Committees also have access to competitive data on compensation levels for officer positions.

                     UAL CORPORATION COMPENSATION COMMITTEE

Richard D. McCormick, Chairman             James J. O'Connor
Duane D. Fitzgerald                        Deval L. Patrick
Michael H. Glawe                           John F. Peterpaul
Gerald Greenwald

             UAL CORPORATION COMPENSATION ADMINISTRATION COMMITTEE

Richard D. McCormick, Chairman             James J. O'Connor
Duane D. Fitzgerald

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION            LONG TERM COMPENSATION
                               --------------------------------    -------------------------
                                                      OTHER        RESTRICTED    SECURITIES
      NAME AND                                        ANNUAL         STOCK       UNDERLYING     ALL OTHER
      PRINCIPAL                SALARY     BONUS    COMPENSATION      AWARDS     OPTIONS/SARS   COMPENSATION
      POSITION          YEAR     ($)       ($)         ($)            ($)           (#)           ($)(1)
---------------------   ----   -------   -------   ------------    ----------   ------------   ------------
Greenwald............   1998   697,629   725,000      79,723(2)        0           91,550        205,322
                        1997   670,490   725,000      94,839(2)        0           47,550        427,048
                        1996   657,184   725,000     103,548(2)        0          132,000        350,169

Goodwin..............   1998   306,374   309,500       4,586           0           49,500         76,963
                        1997   249,712   183,391         904           0           15,250        108,597

Oran.................   1998   328,927   284,600       9,001           0           34,850        120,116
                        1997   316,199   280,755       9,001           0           16,150        176,120
                        1996   310,255   280,755       9,001           0           50,000        138,715

Hacker...............   1998   311,449   227,400       9,001           0           32,150         85,301
                        1997   299,470   220,000      10,333           0           15,250        122,116
                        1996   293,600   220,000       9,522           0           46,000         85,530

Studdert.............   1998   240,514   186,200       6,135           0           24,150         63,809

-------------------------

Greenwald    =   Gerald Greenwald, Chairman and Chief Executive Officer
Goodwin      =   James E. Goodwin, President and Chief Operating Officer
Oran         =   Stuart I. Oran, Senior Vice President -- International of United
Hacker       =   Douglas A. Hacker, Senior Vice President and Chief Financial Officer
Studdert     =   Andrew P. Studdert, Senior Vice President -- Fleet Operations of United

-------------------------
(1) Amounts include value of shares of ESOP preferred stock allocated to the officer's account for 1998, 1997 and 1996 as follows, based upon the applicable year-end closing price of the Common Stock multiplied by the number of shares of Common Stock issuable upon conversion of such ESOP preferred stock: Mr. Greenwald, $105,826, $309,598, $221,797; Mr. Goodwin, $66,253, $97,958 (1998 and 1997 only); Mr. Oran, $80,936, $131,350; $92,303;
    Mr. Hacker, $71,625, $115,163, $81,006; and Mr. Studdert, $52,764 (1998
    only). Balance represents compensation for split dollar insurance program premiums.

(2) Amount includes $42,120 in 1998, $41,868 in 1997 and 1996 for term life insurance benefits and $20,024 in 1998, $15,000 in 1997 and 1996 for automobile benefits.

                           OPTION/SAR GRANTS IN 1998

     The following table sets forth information concerning stock options we granted during 1998 to the named executive officers. The hypothetical present values of stock options granted in 1998 are calculated under a modified Black-Scholes model, a mathematical formula used to value options. The actual amount, if any, realized upon exercise of stock options will depend upon the amount by which the market price of the Common Stock on the date of exercise exceeds the exercise price. The individuals named below will not be able to realize a gain from the stock options granted unless, during the exercise period, the market price of the Common Stock is above the exercise price of the options. YOU WOULD ALSO BENEFIT FROM AN INCREASE IN THE MARKET PRICE OF COMMON STOCK.

                                         % OF TOTAL
                          NUMBER OF     OPTIONS/SARS
                          SECURITIES     GRANTED TO    EXERCISE                   HYPOTHETICAL
                          UNDERLYING     EMPLOYEES     OR BASE                  PRESENT VALUE AT
                         OPTIONS/SARS    IN FISCAL      PRICE     EXPIRATION     DATE OF GRANT
         NAME             GRANTED(1)        YEAR        ($/SH)       DATE             $(2)
         ----            ------------   ------------   --------   ----------    ----------------
Gerald Greenwald.......     91,550          8.6        83.3235      5/5/08         2,621,992
James E. Goodwin.......     29,500          2.8        83.3125      5/5/08           844,880
                            20,000          1.9        68.0625     9/20/08           467,800
Stuart I. Oran.........     34,850          3.3        83.3125      5/5/08           998,104
Douglas A. Hacker......     32,150          3.0        83.3125      5/5/08           920,776
Andrew P. Studdert.....     24,150          2.3        83.3125      5/5/08           691,656

-------------------------
(1) All options become exercisable in four equal annual installments commencing May 6, 1999, one year from the date of grant, with the exception of Mr. Goodwin's option granted September 21, 1998, which becomes exercisable on September 21, 1999, one year from date of grant.

(2) To realize hypothetical present values upon the exercise of the options, the market price would have increased from $83.3125 to $111.95 and $68.0625 to $91.45 for the May 6, 1998 and September 21, 1998 grants, respectively. The modified Black-Scholes model used to calculate the hypothetical values at date of grant considers a number of factors to estimate the option's present value, including the stock's historic volatility calculated using the monthly closing price of Common Stock over a forty-six month period ending May 1998, the estimated average holding period of the option, interest rates and the stock's expected dividend yield. The assumptions used in the valuation of the options were: stock price volatility -- .33, holding period --4 years, interest rate -- 5.6%, and dividend yield -- 0.00%.

     There is no assurance that the hypothetical present values of stock options presented in the table above represent the actual values of the options, and the hypothetical values shown should not be construed as our predictions of the future value of Common Stock.

                    AGGREGATED OPTION/SAR EXERCISES IN 1998
                        AND FY-END OPTION/SAR VALUES(1)

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                          SHARES         VALUE             OPTIONS/SARS          IN-THE-MONEY OPTIONS/SARS
                       ACQUIRED ON      REALIZED           AT FY-END (#)               AT FY-END($)
        NAME           EXERCISE(#)        ($)        EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
        ----           ------------   ------------   -------------------------   -------------------------
Gerald Greenwald.....        N/A             N/A          797,887/273,213          27,162,819/3,382,851
James E. Goodwin.....        N/A             N/A          122,812/ 80,938            4,342,693/ 124,350
Stuart I. Oran.......     17,548       1,419,593           61,037/ 71,963            1,344,436/ 155,438
Douglas A. Hacker....      5,054       1,034,703          136,612/ 66,588            4,283,379/ 143,003
Andrew P. Studdert...        N/A             N/A           24,237/ 57,863              394,066/ 394,066

-------------------------
(1) Each option granted prior to July 12, 1994 is exercisable for two shares of Common Stock and $84.81 in cash (after adjustment for the four-for-one stock split in 1996). Value of those options includes the cash amount deliverable upon exercise.

                               PENSION PLAN TABLE

        FINAL                                YEARS OF PARTICIPATION
       AVERAGE         -------------------------------------------------------------------
         PAY              15         20         25         30          35           40
       -------         --------   --------   --------   --------   ----------   ----------
$  200,000...........  $ 48,000   $ 64,000   $ 80,000   $ 96,000   $  112,000   $  128,000
   400,000...........    96,000    128,000    160,000    192,000      224,000      256,000
   600,000...........   144,000    192,000    240,000    288,000      336,000      384,000
   800,000...........   192,000    256,000    320,000    384,000      448,000      512,000
 1,000,000...........   240,000    320,000    400,000    480,000      560,000      640,000
 1,200,000...........   288,000    384,000    480,000    576,000      672,000      768,000
 1,400,000...........   336,000    448,000    560,000    672,000      784,000      896,000
 1,600,000...........   384,000    512,000    640,000    768,000      896,000    1,024,000
 1,800,000...........   432,000    576,000    720,000    864,000    1,008,000    1,152,000
 2,000,000...........   480,000    640,000    800,000    960,000    1,120,000    1,280,000

     The above illustration is based on retirement at age 65 and selection of a straight life annuity (other annuity options are available, which would reduce the amounts shown above). The amount of the normal retirement benefit under the plan is the product of 1.6% times years of credited participation in the plan times final average pay (highest five of last 10 years of covered compensation). The retirement benefit amount is not offset by the participant's social security benefit. Compensation used in calculating benefits under the plan includes base salary and amounts shown as bonus in the Summary Compensation Table. If actual base salary is below the pre-July 12, 1994 base salary rate, base salary is adjusted to the pre-July 12, 1994 base salary rate. Under the qualified plan, years of participation for persons named in the cash compensation table are as follows: Mr. Greenwald -- 4 years; Mr. Goodwin -- 31 years; Mr. Oran -- 4 years; Mr. Hacker -- 5 years and Mr. Studdert -- 3 years. The amounts shown do not reflect limitations imposed by the Internal Revenue Code on retirement benefits that may be paid under plans qualified under the Internal Revenue Code. United has agreed to provide under non-qualified plans the portion of the retirement benefits earned under the pension plan that would otherwise be subject to Internal Revenue Code limitations.

     The Employment Agreement entitles Mr. Greenwald to an annual pension equal to the greater of the pension that would accrue under our plans with credit for 30 years of service or $500,000 per year. This pension is payable at any time elected by Mr. Greenwald following retirement or termination of employment. Mr. Greenwald's retirement benefit will continue to be paid to his spouse at 67% of his benefit level under a joint survivor annuity. Pursuant to the Employment Agreement, a revocable trust has been funded to provide funding for the additional pension obligation for Mr. Greenwald.

     We agreed to supplement Mr. Oran's benefit under the qualified pension plans by granting him credit for additional years of service -- 20 years. In addition, we agreed to waive the service requirement for benefit vesting under the qualified pension plan for Mr. Oran and to impose no decrement to the pension benefit based on age at retirement for Mr. Oran. We also agreed to supplement Mr. Hacker's benefit by granting him credit for one additional year of service.

EMPLOYMENT CONTRACTS AND ARRANGEMENTS

     Mr. Greenwald's Employment Agreement provides that the options and restricted stock received by Mr. Greenwald upon commencement of employment vest on any termination of Mr. Greenwald's employment other than termination by us for cause or a voluntary resignation. The options, to the extent vested, will remain outstanding for 10 years, notwithstanding termination of Mr. Greenwald's employment for any reason, including "cause." Other terms of the Employment Agreement are described in the "CEO Compensation" paragraph of the Compensation and Compensation Administration Committees Report.

     If Mr. Greenwald's employment is terminated by us without "cause" or by him for "good reason," a base salary of $725,000 and guaranteed $725,000 bonus would continue for 3 years and certain benefits would continue through the end of the Employment Agreement term, at which time Mr. Greenwald would retire. Generally, we will not be entitled to a deduction for Federal income tax purposes with respect to the amounts described above to the extent that such amounts exceed $1 million in any year.

     Each of the proxy-named officers (other than Mr. Greenwald) is party to a Severance Agreement with the Company and United that provides for certain benefits if the executive's employment with United is (1) involuntarily terminated without "cause" (as defined in the agreement), or (2) constructively terminated due to, among other things, a substantial adverse alteration of the nature or status of the officer's responsibilities or a reduction in compensation or benefits. Upon termination, the officer will be entitled to receive (1) two years base salary and bonus continuation, (2) benefits continuation for the term, and (3) retirement status under outstanding stock option grants. The term of the agreement is two years. The Severance Agreements terminate on the later of October 6, 2000 or 18 months after the date the successor to Mr. Greenwald as CEO takes office.

                                 PROPOSAL NO. 2

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Our Board, at the recommendation of the Audit Committee, has appointed, subject to your approval, the firm of Arthur Andersen LLP as independent public accountants, to examine our financial statements for 1999. It is anticipated that a representative of Arthur Andersen LLP will be present at the meeting and will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions at that time. If you do not approve the appointment of Arthur Andersen LLP, our Board will reconsider the selection of independent public accountants.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR 1999.

                                 OTHER MATTERS

     The Board knows of no other proposals to be presented for consideration at the Annual Meeting, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote the shares according to their best judgment.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     A Form 4 for three transactions in November 1998 for Stuart Oran was inadvertently filed late in December 1998. We (and not the Section 16 officers) take responsibility for making these filings.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     The deadline for submitting stockholder proposals for inclusion in next year's proxy statement and proxy card for our Annual Meeting in 2000 is November 23, 1999. Proposals must be submitted to the Secretary, Francesca M. Maher, UAL Corporation, P.O. Box 66919, Chicago, Illinois 60666 and must comply with the SEC rules. If we do not receive notice of any other matter that you wish to raise at the Annual Meeting in 2000 on or before February 6, 2000 and a matter is raised at that meeting, then the SEC rules permit the individuals named in the proxies solicited by the Board for that meeting to exercise discretionary voting power to vote on the matter.

                      VOTING RIGHTS AND PROXY INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of our Board of Directors at the Annual Meeting to be held on Tuesday, May 18, 1999. Our Board has fixed the close of business on March 19, 1999, as the record date for determining the holders of our capital stock who are entitled to notice of and to vote at the Annual Meeting. The following chart identifies the number of shares of each class of our voting stock outstanding as of the record date, the number of holders of each class as of the record date entitled to vote at the Annual Meeting, the aggregate and per share votes for shares of each class for all matters on which the shares vote, and the class of directors, if any, with respect to which each class of stock is entitled to vote:

-----------------------------------------------------------------------------------------------------------------
                                                    AGGREGATE                         VOTES
                                      SHARES         NUMBER                            PER      VOTING FOR
            TITLE OF CLASS          OUTSTANDING     OF VOTES      HOLDERS OF RECORD   SHARE      DIRECTORS
-----------------------------------------------------------------------------------------------------------------
    Common Stock                    51,502,382     51,502,382     13,789               1      Class elects 5
                                                                                              Public
                                                                                              Directors
-----------------------------------------------------------------------------------------------------------------
    Class P Voting Stock            5,932,489     29,100,562.58   1 (ESOP Trustee)    4.91    --
-----------------------------------------------------------------------------------------------------------------
    Class M Voting Stock            4,915,896     23,372,353.20   1 (ESOP Trustee)    4.75    --
-----------------------------------------------------------------------------------------------------------------
    Class S Voting Stock            2,190,825      10,474,440     1 (ESOP Trustee)    4.78    --
-----------------------------------------------------------------------------------------------------------------
    Class Pilot MEC Stock               1               1         1 (ALPA-MEC)         1      Class elects
                                                                                              1 ALPA Director
-----------------------------------------------------------------------------------------------------------------
    Class IAM Stock                     1               1         1 (IAM)              1      Class elects
                                                                                              1 IAM Director
-----------------------------------------------------------------------------------------------------------------
    Class SAM Stock                     3               3         2 (SAM Director      1      Class elects
                                                                  and Senior Vice             1 SAM Director
                                                                  President-People)
-----------------------------------------------------------------------------------------------------------------
    Class I Stock                       4               4         4 (Independent       1      Class elects
                                                                  Directors)                  4 Independent
                                                                                              Directors
-----------------------------------------------------------------------------------------------------------------

     The Voting Preferred Stocks held by a trust established under a tax-qualified employee stock ownership plan (the "Qualified ESOP") that have been allocated to individual participants in the ESOP will be voted by participants, as named fiduciaries under the Employee Retirement Income Security Act of 1974 on a confidential pass-through basis. The ESOP Trustee generally is obligated to vote as instructed by the participants to whom the Voting Preferred Stock has been allocated, and the outstanding shares command the entire voting power of each class of Voting Preferred Stock. The Class P Voting Stock allocated to former employees who were members of ALPA will be voted by the ESOP Trustee. The ESOP Trustee will (except as may be required by law) vote the unallocated or otherwise unvoted shares in the Qualified ESOP in proportions directed by participants who give instructions to the ESOP Trustee with respect to such shares; each participant who is an employee has the right to give such directions to the ESOP Trustee in the proportion that the participant's allocated shares bears to the allocated shares of all participants giving such directions.

     Shares held by the ESOP Trustee under a non-qualified employee stock ownership plan (the "Supplemental ESOP") will be voted as instructed by the administrative committee appointed under the Supplemental ESOP. The Supplemental ESOP provides that the administrative committee will consider the views of participants concerning the vote, but is not required to take any particular action in response to those views.

     The holders of Common Stock, the Voting Preferred Stocks, the Class Pilot MEC Stock, the Class IAM Stock and the Class SAM Stock will vote together as a single class on all items of business at the Annual Meeting except the election of directors. The presence in person or by proxy of the holders of a majority of the total voting power of the shares of all such classes outstanding at the record date is necessary to constitute a quorum at the Annual Meeting for all items of business other than the election of directors. The Class I Stock does not vote on any matter other than the election of the Independent Directors.

     The presence in person or by proxy of the holders of a majority of the total voting power of the outstanding shares entitled to vote on the election of a particular class of director(s) is necessary to constitute a quorum at the Annual Meeting for the election of director(s) of such class.

     Under the Delaware General Corporation Law and the Charter (1) the affirmative vote of the holders of the shares of capital stock present in person or by proxy at the Annual Meeting representing a plurality of the votes cast on the matter will be required to elect each of the directors to be elected by the applicable class of capital stock, and (2) the affirmative vote of the holders of the shares of capital stock representing a majority of the votes present in person or by proxy at the Annual Meeting and entitled to be cast on the matter will be required to approve the appointment of Arthur Andersen LLP.

     IF NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS OF THE CLASS, IF ANY, ON WHICH THE SHARES REPRESENTED BY THE PROXY ARE ENTITLED TO VOTE AND FOR THE APPOINTMENT OF ARTHUR ANDERSEN LLP. If the enclosed proxy is properly returned by dating, executing, and mailing, or the proxy is voted properly by using the telephone procedures specified, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated by such proxy. Our Board does not know of any matters, other than as described in this Notice of Annual Meeting and Proxy Statement, that are to come before the Annual Meeting. If a proxy is given, the persons named in the proxy will have authority to vote in accordance with their best judgment on any other matter that is properly presented at the Annual Meeting for action, including without limitation any proposal to adjourn the Annual Meeting or concerning the conduct of the Annual Meeting.

     Abstentions will have the effect of a vote against the ratification of the appointment of Arthur Andersen LLP and any other matters presented for a vote of the stockholders (other than the election of directors). This is because abstaining shares are considered present and unvoted, which means they have the same effect as votes against the matter. Abstentions have no effect on the election of directors. Broker non-votes will have no effect on the outcome of the vote on any of the matters presented for your vote and will not be counted for purposes of establishing a quorum.

     If a quorum is not present at the time the Annual Meeting is convened for any particular purpose, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the Annual Meeting with your vote then present. The persons named in the enclosed proxy may vote any shares of capital stock for which they have voting authority in favor of an adjournment.

     Any proxy may be revoked by the person giving it at any time before it is voted. We have not established any specified formal procedure for revocation. A proxy may be revoked by a later proxy delivered using the telephone voting procedures or by mail to the Secretary. A proxy may also be revoked by written notice of revocation mailed to the Secretary. Attendance at the Annual Meeting will not automatically revoke a proxy, but a holder of Common Stock in attendance may request a ballot and vote in person, which revokes a prior granted proxy.

     Special voting rules will apply if you are an ESOP participant holding Voting Preferred Stock through the ESOP Trustee. Telephone, as well as mail, procedures are available with respect to these shares. Please consult the accompanying materials for information concerning the voting of these shares. Other requests for proxies or voting direction from brokers, trustees or fiduciaries should be processed as described in the accompanying materials.

                                    GENERAL

     A copy of our summary Annual Report for the year ended December 31, 1998, has been mailed to you on or about March 23, 1999. Our audited financial statements, along with certain other financial information, are included in the Appendix to this Notice of Annual Meeting and Proxy Statement. Additional copies of the summary Annual Report and this Notice of Annual Meeting and Proxy Statement, including the Appendix, and accompanying proxy may be obtained from Georgeson & Company, Inc., Wall Street Plaza, New York, New York 10005 or from our Secretary. A COPY OF OUR FORM 10-K TO THE SEC MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO FRANCESCA M. MAHER, SECRETARY, UAL CORPORATION, P.O. BOX 66919, CHICAGO, ILLINOIS 60666.

     Proxies are being solicited by and on behalf of the Board. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by us. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of Common Stock and Voting Preferred Stock held of record by such persons, and we may reimburse these custodians, nominees and fiduciaries for their reasonable expenses. To assure the presence in person or by proxy of the largest number of stockholders possible, we have engaged Georgeson to solicit proxies on our behalf. We are paying them a proxy solicitation fee of $7,500 and reimbursing them for reasonable out-of-pocket expenses.

     IF YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU MUST DETACH THE ADMISSION CARD ATTACHED TO THE PROXY OR VOTING DIRECTION CARD BEFORE MAILING AND BRING THE ADMISSION CARD TO THE MEETING.

           YOUR VOTE IS IMPORTANT!--SEE THE ENCLOSED PROXY OR VOTING DIRECTION CARD FOR PROCEDURES TO VOTE BY TELEPHONE OR MAIL.

                                    APPENDIX

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

      CONSOLIDATED FINANCIAL STATEMENTS AND RELATED FINANCIAL INFORMATION

                                     INDEX

                                                              PAGE
                                                              ----
Selected Financial Data and Operating Statistics............  A-2
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  A-3
Quantitative and Qualitative Disclosures About Market
  Risk......................................................  A-16
Report of Independent Public Accountants....................  A-18
Statements of Consolidated Operations.......................  A-19
Statements of Consolidated Financial Position...............  A-20
Statements of Consolidated Cash Flows.......................  A-22
Statements of Consolidated Stockholders' Equity.............  A-23
Notes to Consolidated Financial Statements..................  A-24

                SELECTED FINANCIAL DATA AND OPERATING STATISTICS

                                                                         YEAR ENDED DECEMBER 31
                                                             -----------------------------------------------
                                                              1998      1997      1996      1995      1994
                                                             -------   -------   -------   -------   -------
                                                                (IN MILLIONS, EXCEPT PER SHARE AND RATES)
Operating revenues....................................       $17,561   $17,378   $16,362   $14,943   $13,950
Earnings before extraordinary item and
  cumulative effect of accounting
  changes.............................................           821       958       600       378        77
Extraordinary loss on early
  extinguishment of debt, net of tax..................            --        (9)      (67)      (29)       --
Cumulative effect of accounting changes,
  net of tax..........................................            --        --        --        --       (26
Net earnings..........................................           821       949       533       349        51
Per share amounts, diluted:
  Earnings before extraordinary item and
     cumulative effect of accounting
     changes..........................................          6.83      9.04      5.85      5.23      0.19
  Extraordinary loss on early
     extinguishment of debt...........................            --     (0.09)    (0.79)    (0.41)       --
  Cumulative effect of accounting
     changes..........................................            --        --        --        --     (0.34
  Net earnings (loss).................................          6.83      8.95      5.06      4.82     (0.15
Total assets at year-end..............................        18,559    15,464    12,677    11,641    11,764
Long-term debt and capital lease
  obligations, including current portion,
  and redeemable preferred stock......................         5,345     4,278     3,385     4,102     4,077
Revenue passengers....................................            87        84        82        79        74
Revenue passenger miles...............................       124,609   121,426   116,697   111,811   108,299
Available seat miles..................................       174,008   169,110   162,843   158,569   152,193
Passenger load factor.................................         71.6%     71.8%     71.7%     70.5%     71.2%
Breakeven passenger load factor.......................         64.9%     66.0%     66.0%     66.1%     68.2%
Passenger revenue per passenger mile (in cents).......         12.4      12.6      12.4      11.8      11.3
Operating revenue per available seat
  mile (in cents).....................................         10.1      10.3      10.0       9.4       9.1
Operating expense per available seat
  mile (in cents).....................................          9.2       9.5       9.3       8.9       8.8
Operating expense per available seat mile
  excluding ESOP charges (in cents)...................          8.8       8.9       8.9       8.6       8.6
Fuel gallons consumed.................................        3,029     2,964     2,883     2,822     2,697
Average price per gallon of jet fuel(in cents)........         59.0      69.5      72.2      59.5      58.8

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     This section contains forward-looking statements which are identified with an asterisk (*). Factors that could significantly impact the expected results referenced in the forward-looking statements are listed in the last paragraph of the section, "Outlook for 1999."

     On July 12, 1994, the stockholders of UAL Corporation ("UAL") approved a plan of recapitalization that provides an approximately 55% equity and voting interest in UAL to certain employees of United Air Lines, Inc. ("United") in exchange for wage concessions and work-rule changes. The employees' equity interest is being allocated to individual employee accounts through the year 2000 under Employee Stock Ownership Plans ("ESOPs") which were created as part of the recapitalization. Since the ESOP shares are being allocated over time, the current ownership interest held in the ESOPs is less than 55%. The entire ESOP voting interest is currently exercisable, which is voted by the ESOP trustee at the direction of, and on behalf of, the holders of the ESOP stock.

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY --

     UAL's total of cash and cash equivalents and short-term investments was $815 million at December 31, 1998, compared to $845 million at December 31, 1997. Operating activities during the year generated $3.194 billion. Cash was used primarily to fund net additions to property and equipment and to repurchase common stock.

     Property additions, including aircraft, aircraft spare parts, facilities and ground equipment, amounted to $2.832 billion, while property dispositions resulted in proceeds of $452 million. In 1998, United took delivery of ten A320, sixteen A319, four B777, two B757, four B767 and five B747 aircraft. Thirty-four of these aircraft were purchased and seven were acquired under capital leases. Eight of the aircraft purchased during the year were later sold and then leased back under capital leases. Additionally, United acquired six B727 and three DC10-10 off-lease during 1998 and retired twenty-eight B737, five B747 and six DC10-10 aircraft.

     Consistent with a plan announced earlier in the year, the Company made payments of $459 million for the repurchase of 7.1 million shares of common stock. In January 1999, the Company completed its repurchase of up to $500 million of the Company's common stock after acquiring a total of 7.7 million shares. Financing activities also included principal payments under debt and capital lease obligations of $271 million and $322 million, respectively and $154 million in aircraft lease deposits with certain banks in connection with the financing of capital lease transactions. Additionally, the Company issued $928 million in debt and used part of the proceeds to purchase $693 million in equipment certificates under Company operating leases.

     Included in cash and cash equivalents at December 31, 1998 were $142 million of securities held by third parties under securities lending agreements, as well as collateral in the amount of 102% of the value of the securities lent. United is obligated to reacquire the securities at the end of the contract.

     As of December 31, 1998, UAL had a working capital deficit of $2.760 billion as compared to $2.300 billion at December 31, 1997. Historically, UAL has operated with a working capital deficit and, as in the past, UAL expects to meet all of its obligations as they become due. In addition, UAL may from time to time repurchase on the open market, in privately negotiated purchases or otherwise, its debt and equity securities.

     United has available a $750 million revolving credit facility, as well as a separate $227 million short-term borrowing facility, as described in Note 8 "Short-Term Borrowings" in the Notes to Consolidated Financial Statements.

     PRIOR YEARS. Operating activities in 1997 generated cash flows of $2.567 billion and the Company's sale of its interest in the Apollo Travel Services Partnership provided $539 million in cash proceeds (see "Sale of Affiliate"). Cash was used primarily to fund net additions to property and equipment of $2.812 billion and to repurchase common stock in the amount of $250 million. Financing activities also included the early extinguishment of $151 million in principal amount of various debt securities, mandatory repayments of long-term debt totaling $136 million and payments under capital leases of $147 million. In addition, the Company made $112 million in aircraft lease deposits with certain banks in connection with the financing of certain aircraft acquired under capital lease transactions and issued $597 million of enhanced pass through certificates.

     Operating activities in 1996 generated cash flows of $2.453 billion. Cash was used primarily to repay long-term debt and to fund net additions to property and equipment. In addition to the early extinguishment of $641 million in principal amount of various debt securities, UAL made mandatory repayments of long-term debt totaling $150 million and payments under capital lease obligations of $112 million during the year. Financing activities also included payments of $324 million for conversions of all of UAL's outstanding 6 3/8% convertible debentures, $84 million for the reacquisition of UAL's Series B preferred stock and aircraft lease deposits of $110 million with certain banks in connection with the financing of certain capital lease transactions. Net property additions amounted to $1.483 billion.

CAPITAL COMMITMENTS --

     At December 31, 1998, commitments for the purchase of property and equipment, principally aircraft, approximated $6.8 billion, after deducting advance payments. Of this amount, an estimated $2.7 billion is due to be spent in 1999. For further details, see Note 18 "Commitments, Contingent Liabilities and Uncertainties" in the Notes to Consolidated Financial Statements.

CAPITAL RESOURCES --

     Funds necessary to finance aircraft acquisitions are expected to be obtained from internally generated funds, external financing arrangements or other external sources.

     At December 31, 1998, United's senior unsecured debt was rated BB+ by Standard and Poor's ("S&P") and Baa3 by Moody's Investors Service Inc. ("Moody's"). UAL's Series B preferred stock and redeemable preferred securities were rated BB- by S&P and Ba3 by Moody's.

RESULTS OF OPERATIONS

SUMMARY OF RESULTS --

     UAL's earnings from operations were $1.478 billion in 1998, compared to operating earnings of $1.259 billion in 1997. UAL's net earnings in 1998 were $821 million ($6.83 per share, diluted), compared to net earnings of $949 million in 1997 ($8.95 per share, diluted).

     The 1997 earnings include an extraordinary loss of $9 million, after tax, on early extinguishment of debt and an after-tax gain on the ATS/Galileo transaction (see "Sale of Affiliate") of $235 million ($2.40 per share, diluted).

     Management believes that a more complete understanding of UAL's results may be gained by viewing them on a pro forma, "Fully Distributed" basis. This approach considers all ESOP shares which will ultimately be distributed to employees throughout the ESOP period (rather than just the shares committed to be released) to be immediately outstanding and thus Fully Distributed. Consistent with this method, the ESOP compensation expense is excluded from Fully Distributed net earnings, and ESOP convertible preferred stock dividends are not deducted from earnings attributable to common stockholders. No adjustments are made to Fully Distributed earnings to reflect future salary increases. A comparison of results reported on a Fully Distributed basis to results reported under generally accepted accounting principles (GAAP) is as follows:

                                              DECEMBER 31, 1998           DECEMBER 31, 1997
                                           ------------------------    ------------------------
                                             GAAP          FULLY         GAAP          FULLY
                                           (DILUTED)    DISTRIBUTED    (DILUTED)    DISTRIBUTED
                                           ---------    -----------    ---------    -----------
Net Income.............................      $ 821        $1,308        $  949        $1,546
                                             -----        ------        ------        ------
Per Share:
  Earnings before gains on sales and
     extraordinary loss................      $6.83        $10.24        $ 6.64        $ 9.97
  Gains on sales of ATS/Galileo, net...         --            --          2.40          1.79
  Extraordinary loss, net..............         --            --         (0.09)        (0.07)
                                             -----        ------        ------        ------
                                             $6.83        $10.24        $ 8.95        $11.69
                                             =====        ======        ======        ======

     The current relationship of earnings and earnings per share as computed on a GAAP basis versus a Fully Distributed basis may not be representative of the relationship in future periods because of various factors. These factors include: the dependence of ESOP compensation expense on the common stock price; trends and commitments with respect to wages; and the increasing number of shares assumed outstanding under the GAAP basis during the remainder of the ESOP period.

1998 COMPARED WITH 1997 --

     OPERATING REVENUES. Operating revenues increased $183 million (1%) while United's revenue per available seat mile (unit revenue) decreased 2% to 10.07 cents. Passenger revenues increased $178 million (1%) despite a 1% decrease in yield from 12.55 to 12.36 cents due to a 3% increase in United's revenue passenger miles. Available seat miles across the system were up 3% year over year; however, passenger load factor decreased 0.2 point to 71.6%. The following analysis by market is based on information reported to the U.S. Department of Transportation:

                                                  INCREASE (DECREASE)
                          -------------------------------------------------------------------
                           AVAILABLE SEAT    REVENUE PASSENGER MILES    REVENUE PER REVENUE
                          MILES (CAPACITY)          (TRAFFIC)          PASSENGER MILE (YIELD)
                          ----------------   -----------------------   ----------------------
Domestic................         4%                     5%                        2%
Pacific.................        (9%)                  (10%)                     (13%)
Atlantic................        15%                    11%                       (3%)
Latin America...........        17%                     9%                       (8%)

     Pacific yields continue to be negatively impacted by the weakness of the Japanese yen compared to the dollar during the first nine months of 1998, and the continued effects of the Asian economic turmoil on demand for travel. Yields in other international markets have been impacted by a negative pricing environment resulting from excess industry capacity and weakened economies.

     Cargo revenues increased $21 million (2%) on increased freight ton miles of 6%. A relatively flat freight yield together with a 1% lower mail yield, resulted in a 1% decrease in cargo yield for the year. Other operating revenues decreased $16 million (1%) due to the sale of ATS in July 1997, partially offset by increases in frequent flyer program partner-related revenues and contract sales to third parties.

     OPERATING EXPENSES. Operating expenses decreased $36 million (0.2%) and United's cost per available seat mile including ESOP compensation expense decreased 3%, from 9.53 cents to 9.24 cents. Without the ESOP compensation expense, United's cost per available seat mile would have been 8.76 cents, a decrease of 2% from 1997. ESOP compensation expense decreased $158 million (16%) reflecting the decrease in the estimated average fair value of stock committed to the Supplemental ESOP. Purchased services increased $220 million (17%) due to increases in computer reservations fees, credit card discounts, communications expense and Year 2000-related spending. Depreciation and amortization increased $69 million (10%) due to an increase in the number of owned aircraft and an $11 million decrease in gains on asset sales, from $23 million in 1997 to $12 million in 1998. Salaries and related costs increased $323 million (6%) due to ESOP mid-term wage adjustments, which took place in July 1998 and increased staffing in certain customer-oriented positions. Aircraft fuel decreased $273 million (13%) as a result of a 15% decrease in the average cost of fuel from
69.5 cents to 59.0 cents a gallon. Commissions decreased $183 million (12%) due to a change in the commission structure implemented in the third quarter of 1997 as well as a slight decrease in commissionable revenues. Aircraft rent decreased $49 million (5%) as a result of refinancing aircraft under operating lease.

     OTHER INCOME AND EXPENSE. Other income (expense) amounted to $222 million in expense in 1998 compared to $265 million in income in 1997. Interest expense increased $69 million (24%) in 1998 due to the issuance of long-term debt in 1997 and 1998. Interest income increased $7 million (13%) due to higher investment balances. In 1998, foreign exchange losses increased $65 million. Because not all economic hedges qualify as accounting hedges, unrealized gains and losses may be recognized in income in advance of the actual foreign currency cash flows. This mismatch of accounting gains and losses and foreign currency cash flows was especially pronounced during the fourth quarter of 1998 as a result of the appreciation in value of the Japanese yen, relative to the U.S. dollar. This mismatch resulted in a pre-tax charge of $52 million, which is included in foreign exchange losses. In addition, 1997 included a $275 million gain on the sale of ATS and a $103 million gain on the initial public offering of Galileo stock.

1997 COMPARED WITH 1996 --

     OPERATING REVENUES. Operating revenues increased $1.016 billion (6%) and United's revenue per available seat mile (unit revenue) increased 2% to 10.25 cents. Passenger revenues increased $877 million (6%) due to a 4% increase in United's revenue passenger miles and a 2% increase in yield to 12.55 cents. Available seat miles across the system were up 4% year over year resulting in a slight increase to system passenger load factor of 0.1 points to 71.8%. The following analysis by market is based on information reported to the U.S. Department of Transportation ("DOT"):

                                                 INCREASE (DECREASE)
                            AVAILABLE SEAT     REVENUE PASSENGER MILES     REVENUE PER REVENUE
                           MILES (CAPACITY)           (TRAFFIC)           PASSENGER MILE (YIELD)
                           ----------------    -----------------------    ----------------------
Domestic...............           2%                      3%                        1%
Pacific................           3%                     --%                        2%
Atlantic...............          19%                     20%                        3%
Latin America..........          --%                      2%                        8%

     Latin American yield was impacted by strengthening economies in Latin American countries as well as an improved mix of high-yield passengers. Strong U.S. and European economies provided a positive pricing environment resulting in an increase in Atlantic yield. Pacific yields reflect a weak Japanese economy and a stronger U.S. dollar. Domestic yield increased despite the fact that the U.S. airline ticket tax was in effect for only four months of 1996 versus ten months of 1997.

     Cargo revenues increased $119 million (15%) on increases of 24% in freight ton miles and 6% in mail ton miles, as a result of a new dedicated freighter operation utilizing four DC10-30s and the introduction of long-range B777-200B aircraft. A 5% lower freight yield was only partially offset by a 2% higher mail yield for an overall decrease in cargo yield of 4%.

     Other operating revenues increased $20 million (2%) due to increases in frequent flyer program partner related revenues and fuel sales to third parties, partially offset by the loss of ATS revenues resulting from its sale in July 1997 (see "Sale of Affiliate").

     OPERATING EXPENSES. Operating expenses increased $880 million (6%) and United's cost per available seat mile increased 2% from 9.33 to 9.53 cents, including ESOP compensation expense. Without the ESOP compensation expense, United's 1997 cost per available seat mile would have been 8.94 cents, an increase of less than 1% from 1996. ESOP compensation expense increased $302 million (44%), reflecting the increase in the estimated average fair value of ESOP stock committed to be released to employees as a result of UAL's higher common stock price. Salaries and related costs increased $299 million (6%) as a result of increased staffing in certain customer-contact positions, as well as mid-term wage adjustments which took effect July 1, 1997. Commissions increased $42 million (3%) due to increased commissionable revenues, partially offset by the change in the commission structure which United implemented in the third quarter of 1997. United lowered the base commission paid to travel agents from 10% to 8% (up to a maximum of $50) on all tickets purchased in the U.S. and Canada for both domestic and international travel. This action is expected to save approximately $100 million annually in commission costs. Purchased services increased $98 million (8%) due principally to volume-related increases in computer reservations fees, credit card discounts and communication charges. Aircraft maintenance increased $154 million (34%) due to increased purchased maintenance as well as the timing of maintenance cycles. Depreciation and amortization decreased $35 million (5%) despite the acquisition of new aircraft, due to lower depreciation on DC10-10 aircraft which are scheduled for retirement, gains on asset sales of $23 million in 1997 compared to $11 million in 1996, and a $30 million charge in 1996 to reduce the carrying value of aircraft seats being replaced. Aircraft fuel decreased $21 million (1%) despite a 3% increase in consumption, due to a 4% decrease in the price of fuel from 72.2 cents to 69.5 cents a gallon.

     OTHER INCOME AND EXPENSE. Other income (expense) amounted to $265 million in income in 1997 compared to $153 million in expense in 1996. Interest capitalized, primarily on aircraft advance payments, increased $27 million (35%). Interest expense decreased $9 million (3%) due to the prepayment of long-term debt in 1996. Interest income decreased $5 million (9%) due to lower average interest rates. In addition, 1997 included a $275 million gain on the sale of ATS and a $103 million gain on the initial public offering of Galileo stock. Included in 1996 is a $20 million charge for the settlement of litigation related to the travel agency commission cap implemented by the Company in February 1995.

OTHER INFORMATION

SALE OF AFFILIATE --

     In July 1997, United completed the sale of its interest in the Apollo Travel Services Partnership ("ATS"), a 77% owned affiliate whose accounts were consolidated, to Galileo International, Inc. ("Galileo"), heretofore a 38% owned affiliate accounted for under the equity method, for $539 million in cash. This transaction resulted in a pre-tax gain of approximately $405 million. Of this amount, $275 million was recognized during the third quarter of 1997 and the balance will be recognized over the next 25 years, the estimated remaining life of the assets acquired by Galileo.

     Galileo raised a portion of the proceeds used to purchase ATS through the completion of an initial public offering of 16,799,700 shares of its common stock, representing 16.0% of its economic interest, at $24.50 per share for net proceeds of approximately $390 million. This transaction resulted in a reduction of the Company's ownership in Galileo from 38% to 32%. In accordance with the Company's policy of recognizing gains or losses on the sale of a subsidiary's stock based on the difference between the offering price and the Company's carrying amount of such stock, the Company recognized a pre-tax gain of $103 million during the third quarter of 1997. The Company also recorded $40 million of deferred taxes related to this gain.

     United continues to account for Galileo under the equity method and to purchase computer reservations services under its existing services agreement with Galileo.

LABOR AGREEMENTS AND WAGE ADJUSTMENTS --

     The 1994 recapitalization resulted in new labor agreements for certain employee groups and a new corporate governance structure, which was designed to achieve balance between the various employee-owner groups and public stockholders. The labor agreements and governance structure could inhibit management's ability to alter strategy in a volatile, competitive industry by restricting certain operating and financing activities, including the sale of assets, the issuance of equity securities and the ability to furlough employees.

     Consistent with the various agreements supporting the 1994 recapitalization, in 1997, employees represented by the Air Line Pilots' Association, International ("ALPA") and the International Association of Machinists and Aerospace Workers ("IAM") ratified agreements providing for restoration of wage rates for the two groups in the year 2000 to levels that existed prior to the recapitalization in July 1994, as well as restoration of the Company's contribution to the pilots' defined contribution plan from its current rate of 1% to its pre-ESOP rate of 9% in the year 2000.

     On October 1, 1997, the Association of Flight Attendants ("AFA") ratified a new contract which will remain in effect through March 1, 2006. Included in the contract were lump sum payments of 4% in December 1999 and 5% in 2001, 2003 and 2005; as well as minimum 2% wage increases in 2000, 2002 and 2004. Additionally, the contract includes a series of arbitrations beginning in 2001 which can award additional compensation increases, subject to meeting Vision 2000 goals as discussed below. The agreement also provides for benefits and work rule changes and a number of service quality and productivity enhancements designed to help the Company achieve its customer satisfaction objectives.

     On July 17, 1998, the International Association of Machinists and Aerospace Workers ("IAM") became the collective-bargaining representative for United's approximately 19,000 public contact employees (primarily customer service and reservations sales and service representatives). In December, the Company and the IAM began negotiations regarding a contract for the affected employees.

     Also in July 1998, United announced its intentions to improve compensation and benefits for the Company's nearly 2,000 administrative employees hired on or after February 1, 1994 ("post-ESOP employees"). Currently, the Company's administrative employees are being paid under a two-tier wage structure which went into effect at the time of the 1994 recapitalization. Effective April 13, 2000, the two-tiers will be merged and post-ESOP employees will be paid on the same basis as those employees hired prior to February 1, 1994. In addition, on January 1, 1999, the benefits for full-time post-ESOP employees will match those of employees hired prior to February 1, 1994, including company-paid medical, dental and pension and the benefits for part-time employees will be improved.

     The wage, benefit and work-rule adjustments outlined above are consistent with the Company's objective, known as Vision 2000, to put employee compensation on a competitive level with peer group compensation at the conclusion of the agreements outlined above. The ultimate cost to the Company of Vision 2000, particularly given that peer group compensation is subject to change between now and the conclusion of the agreements, is not determinable. However, as a result of these changes, the Company expects that its annual Salaries and related costs will increase at a faster rate than its major competitors from now through the year 2000.

FOREIGN OPERATIONS --

     United generates revenues and incurs expenses in numerous foreign currencies. These expenses include aircraft leases, commissions, catering, personnel costs, reservation and ticket office services, customer service expenses and aircraft maintenance. Changes in foreign currency exchange rates impact operating income through changes in foreign currency-denominated operating revenues and expenses. Despite the adverse (favorable) effects a strengthening (weakening) foreign currency may have on U.S. originating traffic, a strengthening (weakening) of foreign currencies tends to increase (decrease) reported revenue and operating income because United's foreign currency-denominated operating revenue generally exceeds its foreign currency-denominated operating expense for each currency.

     By carrying passengers and cargo in both directions between the U.S. and almost every major economic region in the world and by selling its services in each local country, United attempts to mitigate its exposure to fluctuations in any single foreign currency. The Company's biggest net exposures are typically for Japanese yen, Hong Kong dollars, Australian dollars and British pounds. During 1998, yen-denominated operating revenue net of yen-denominated operating expense was approximately 66 billion yen (approximately $490 million), Hong Kong dollar-denominated operating revenue net of Hong Kong dollar-denominated operating expense was approximately 1,838 million Hong Kong dollars (approximately $236 million), Australian dollar-denominated operating revenue net of Australian dollar-denominated operating expense was approximately 245 million Australian dollars (approximately $153 million) and British pound-denominated operating revenue net of British pound-denominated operating expense was approximately 73 million British pounds (approximately $122 million). United hedges some of the risk of exchange rate volatility on its anticipated future yen revenues and Hong Kong revenues by purchasing put options for each respective currency. To reduce some of the costs of this hedging program, the Company also sells call options in each currency from time to time. United continually monitors its foreign currency hedging program and is no longer entering into yen option contracts. At a point in the future, United may elect to reestablish its yen hedging program. United also attempts to reduce its exposure to transaction gains and losses by converting excess local currencies generated to U.S. dollars and by entering into currency forward or exchange contracts. The total notional amount of outstanding currency options and forward exchange contracts, and their respective fair market values as of December 31, 1998, are summarized in Quantitative and Qualitative Disclosures About Market Risk on page A-16.

     United's foreign operations involve insignificant amounts of physical assets; however, there are sizable intangible assets related to acquisitions of Atlantic and Latin American route authorities. Operating authorities in international markets are governed by bilateral aviation agreements between the United States and foreign countries. Changes in U.S. or foreign government aviation policies can lead to the alteration or termination of existing air service agreements that could adversely impact the value of United's international route authority. Significant changes in such policies could also have a material impact on UAL's operating revenues and results of operations.

AIRPORT RENTS AND LANDING FEES --

     United is charged facility rental and landing fees at virtually every airport at which it operates. In recent years, many airports have increased or sought to increase rates charged to airlines as a means of compensating for increasing demands upon airport revenues. Airlines have challenged certain of these increases through litigation and in some cases have not been successful. The Federal Aviation Administration ("FAA") and the DOT have instituted an administrative hearing process to judge whether rate increases are legal and valid. However, to the extent the limitations on such charges are relaxed or the ability of airlines to challenge such charges is restricted, the rates charged by airports may increase substantially. Management cannot predict the magnitude of any such increase.

UPDATE ON YEAR 2000 READINESS --

     The Company, like most corporations, faces potential problems if software applications, computer equipment and embedded computer chips fail to recognize calendar dates beginning in the year 2000. The Company has developed a five-step process to achieve Year 2000 readiness: Awareness, Inventory, Assessment, Remediation, and Testing. Awareness consists of the initial recognition that a program, system, or device could be date-sensitive and susceptible to malfunction. Inventory refers to the identification and documentation of all such programs, systems, and devices. Assessment refers to the evaluation and determination of what course of action should be taken with respect to a specific program, system or device. Remediation refers to the corrective action taken, such as repairing or replacing, to avoid malfunctions. Testing consists of all activities undertaken to gain assurance that the remediated program, system or device will function as expected for dates after 1999. The Company has established a Year 2000 Program office to oversee this process.

     The above-referenced five-step process is being applied in four major areas. The first area consists of the information systems maintained and supported by the Company's Information Services Division, collectively referred to as information technology or "IT" systems. The IT systems include, among other things, (1) the hardware related infrastructure, which includes voice and data communications networks, and (2) mainframe and non-mainframe based software applications. The Company develops and uses these software applications in functions such as reservations, ticketing, flight scheduling, seat inventory and customer service.

     The second area consists of user maintained applications that generally are not supported by the Company's Information Services Division. The third area consists of operational systems and devices that include, among other things, aircraft avionics, baggage handling, aircraft ground handling, passenger loading bridges, and flight simulators. User maintained applications and operational systems and devices are collectively referred to as "non-IT systems."

     The fourth area consists of the Company's critical business partners which would include, among others, air traffic control systems, airport authorities, telecommunications providers, computer reservation systems, and airframe and engine manufacturers.

     As discussed below, the Company remains on target in completing its five-step process. The awareness and inventory phases are complete. The assessment phase is complete with respect to IT and non-IT systems, and substantial progress has been made in the remediation phase of the IT systems, and with a few exceptions for non-critical systems, substantially all IT and non-IT systems will be remediated by March 31, 1999. The assessment process is still ongoing with respect to critical business partners.

     IT systems. The Company remains on schedule for completing the remediation of its hardware infrastructure. Remediation and the initial system testing of the mainframe hardware and software is substantially complete, while all other hardware infrastructure, including data and voice networks, is expected to be remediated and tested by March 31, 1999.

     Remediation and initial testing of essentially all internally developed IT software applications has been completed as of December 31, 1998.

     System integration testing for all IT systems that are critical to the operations is expected to be completed by June 30, 1999, and system integration testing for all other systems is expected to be completed by June 30, 1999.

     Non-IT Systems. The technical assessment stage for non-IT systems is complete. Most airport systems (including aircraft ground handling equipment, customer service equipment at airports and passenger loading bridges) are not date-sensitive and therefore will not require remediation. Those non-IT systems that are date-sensitive and critical to the Company's business, such as aircraft avionics and flight simulators, are scheduled to be substantially remediated and tested by June 30, 1999.

     Critical Business Partners. The Company has grouped its critical business partners into three categories: strategic, preferred or commodity. The "strategic" category consists of those partners, such as air traffic control systems, airport authorities, telecommunications providers, computer reservation systems, and airframe and engine manufacturers, without which the Company would cease to operate. The "preferred" category consists of partners that have substantial interaction with the Company, but whose absence would not necessarily cause an immediate or irreversible interruption or cessation of business operations. The "commodity" category consists of those partners who provide goods or services that could be readily replaced and whose absence would not materially impact the business. The Company has been contacting its "strategic" partners and performing site visits to ascertain their state of Year 2000 readiness, and has contacted all of them as of December 31, 1998. Preferred and commodity partners are being contacted to evaluate their Year 2000 remediation programs. To date the Company has contacted a significant number of preferred and commodity partners. For those partners without programs in place or not responding, the Company may look for alternate suppliers unless a Year 2000 program is in place with a planned completion date no later than June 30, 1999.

     The Company is working closely with the Air Transport Association ("ATA"), an industry organization consisting mostly of North American airlines. The ATA has undertaken a study to assess the process that major domestic airports are using to achieve Year 2000 readiness. Preliminary results of that study suggest most of the larger domestic airports are making progress toward being Year 2000 compliant. Certain of the smaller domestic airports do not, as yet, have detailed Year 2000 plans in place. A similar project is underway with the International Air Transport Association to review the Year 2000 process at international airports. Current information suggests that some key international airports may be behind schedule.

     The Company's aircraft manufacturers have concluded that there are no flight safety issues. However, the Company continues to test its aircraft systems and to work with its manufacturers to ensure Year 2000 readiness.

     To date, the Company has projected that it will cost approximately $90 million ($38 million in capital spending and $52 million in expense) to make the Company Year 2000 ready. Of that total, $28 million has already been spent, while the remaining $62 million is expected to be spent in 1999. All the amounts expected to be recognized as expense in 1999 have been taken into consideration in the earnings outlook discussed in the "Outlook for 1999".

     A series of airline readiness reviews are planned during the second quarter of 1999 to ensure aircraft, air traffic control, airports, support groups and critical business partners are prepared for Year 2000 and can provide uninterrupted operations. By September 30, 1999, the Company will complete a risk analysis and develop risk estimates after completing the airline readiness reviews. Based on the results of the airline readiness review, the Company will develop any contingency plans that are needed. At this point in time, the Company does not have specific Year 2000 contingency plans in place. It is likely that certain international airports and air traffic control systems will not complete their Year 2000 programs by September 30, 1999. We will continue to evaluate Year 2000 readiness at these locations and develop contingency plans as needed.

     The Company believes that the current and planned activities to modify its systems will reduce the risks of a business interruption. A failure by its systems to be Year 2000 ready could materially and adversely impact the Company's results of operations, liquidity and financial condition. The Company also relies heavily upon its critical business partners in its normal business activities. Failure by critical business partners to be Year 2000 ready could materially and adversely impact the Company's results of operations, liquidity and financial condition. Due to the general uncertainty surrounding the Year 2000 problem, and the uncertainty surrounding the readiness of its critical business partners, the Company is unable at this time to determine if any failure will occur or if such failure will have a material impact on the Company's results of operations, liquidity and financial condition.

     Readers are cautioned that the Year 2000 section contains forward-looking information. Please see the "Outlook for 1999" for a list of some of the factors that could cause actual results to differ materially from expected results.*

ENVIRONMENTAL AND LEGAL CONTINGENCIES --

     United has been named as a Potentially Responsible Party at certain Environmental Protection Agency ("EPA") cleanup sites which have been designated as Superfund Sites. United's alleged proportionate contributions at the sites are minimal; however, at sites where the EPA has commenced litigation, potential liability is joint and several. Additionally, United has participated and is participating in remediation actions at certain other sites, primarily airports. The estimated cost of these actions is accrued when it is determined that it is probable that United is liable. Environmental regulations and remediation processes are subject to future change, and determining the actual cost of remediation will require further investigation and remediation experience. Therefore, the ultimate cost cannot be determined at this time. However, while such cost may vary from United's current estimate, United believes the difference between its accrued reserve and the ultimate liability will not be material.*

     UAL has certain other contingencies resulting from this and other litigation and claims incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the views of legal counsel, the nature of such contingencies and prior experience, that the ultimate disposition of these contingencies is not likely to materially affect UAL's financial condition, operating results or liquidity.*

NEW ACCOUNTING PRONOUNCEMENTS --

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and

Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

     SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS No. 133 on the financial statements. However, it could increase volatility in earnings and other comprehensive income.

OUTLOOK FOR 1999 --

     The Company anticipates continued strong performance in 1999 largely based on expected strong U.S. economic activity. In addition, there are early indications of some modest improvement in United's Pacific revenue and profit performance. These factors are expected to outweigh the anticipated negative impact on Atlantic unit revenues associated with industry capacity growth in the region.

     The Company expects in 1999 system capacity to grow 3%, which is less than the forecasted industry capacity growth rate. Unit revenues are estimated to range between 1% higher and 1% lower than 1998.

     1999 units costs excluding ESOP charge are estimated to be about 1% higher than 1998, based on an average fuel price of approximately 56 cents per gallon including taxes. Among the factors affecting costs will be the cap in international commissions instituted last year and the level of spending on Year 2000 (see "Update on Year 2000 Readiness").

     In summary, the Company forecasts 1999 earnings to range between $10.00 and $12.00 per fully distributed share, with its internal goal being to earn $11.00 per fully distributed share. The Company's earnings per share performance will be helped by the reduction in share count stemming from the $500 million common stock repurchase program completed earlier this year.

     For the first quarter of 1999, the Company expects system capacity growth of approximately 2.5%, with domestic capacity growing by around 4.7%. Unit costs excluding ESOP charge are estimated to be 1% higher and unit revenues are expected to be 1% lower than the same quarter in 1998. This revenue assumption is based on a continuation of recent results and current data trends that indicate a reversal of the domestic revenue weakness that began in the fourth quarter of last year and lingered into the early part of the first quarter this year. This reversal could be attributable to the dissipation of economic uncertainty and an improvement in the pricing environment following the expiration of fares sold in the aftermath of Northwest Airlines' pilot strike. Separately, the Company also benefited this quarter from the recent labor unrest at American Airlines.

     Based on these assumptions, the Company's expectations for first quarter earnings fall in a range around $1.35 per fully distributed share, the highest First Call estimate as of March 11, 1999.

     The information included in the above outlook section, as well as certain statements made throughout the Management's Discussion and Analysis of Financial Condition and Results of Operations that are identified by an asterisk (*) is forward-looking and involves risks and uncertainties that could result in actual results differing materially from expected results. It is not reasonably possible to itemize all of the many factors and specific events that could affect the outlook of an airline operating in the global economy. Some factors that could significantly impact expected capacity, unit revenues, revenues, fully distributed unit costs, profits, fuel prices and fully distributed earnings per share include: the success of the Company's cost-control efforts, the outcome of negotiations on new contracts with the union groups, industry capacity decisions, the airline pricing environment, the economic environment of the airline industry, fuel prices, actions of the U.S., foreign and local governments, the Asian economic environment and travel patterns, foreign currency exchange rate fluctuations, and the general economic environment. With respect to the forward-looking statements set forth in the "Environmental and Legal Contingencies" section, some of the factors that could affect the ultimate disposition of these contingencies are changes in applicable laws, the development of facts in individual cases, settlement opportunities and the actions of plaintiffs, judges and juries. Some factors that could significantly impact the Company's expected Year 2000 readiness and the estimated cost thereof include: the results of the technical assessment, remediation and testing of date-sensitive systems and equipment and the ability of critical business partners, including domestic and international airport authorities, aircraft manufacturers and the Federal Aviation Administration, to achieve Year 2000 readiness.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     INTEREST RATE RISK -- United's exposure to market risk associated with changes in interest rates relates primarily to its debt obligations and short-term investments. United does not use derivative financial instruments in its investments portfolio. United's policy is to manage interest rate risk through a combination of fixed and floating rate debt and entering into swap agreements, depending upon market conditions. A portion of the borrowings are denominated in foreign currencies which exposes the Company to risks associated with changes in foreign exchange rates. In addition, the Company has placed foreign currency deposits (primarily for Japanese yen, French francs and German marks) to meet foreign currency lease obligations designated in the respective currencies. The Company is not exposed to foreign currency risk on these deposits since unrealized mark-to-market gains or losses on the foreign currency deposits are offset by the losses or gains on the foreign currency obligations. The fair value of these deposits is determined based on the present value of future cash flows using an appropriate swap rate. The fair value of long-term debt is based on the quoted market prices for the same or similar issues or the present value of future cash flows using a U.S. Treasury rate that matches the remaining life of the instrument, adjusted by a credit spread.

      (IN MILLIONS)                      EXPECTED MATURITY DATES                      1998              1997
      -------------         --------------------------------------------------   ---------------   ---------------
                                                                                           FAIR              FAIR
                            1999    2000    2001    2002    2003    THEREAFTER   TOTAL    VALUE    TOTAL    VALUE
                            ----    -----   -----   -----   -----   ----------   ------   ------   ------   ------
ASSETS
Cash equivalents
  Fixed rate..............  $ 301   $  --   $  --   $  --   $  --     $   --     $  301   $  301   $  295   $  295
    Avg. interest rate....   4.94%     --      --      --      --         --       4.94%             6.00%
  Variable rate...........  $  89   $  --   $  --   $  --   $  --     $   --     $   89   $   89   $   --   $   --
    Avg. interest rate....   5.32%     --      --      --      --         --       5.32%               --
Short term investments
  Fixed rate..............  $ 386   $  --   $  --   $  --   $  --     $   --     $  386   $  386   $  460   $  460
    Avg. interest rate....   5.48%     --      --      --      --         --       5.48%             5.87%
  Variable rate...........  $  39   $  --   $  --   $  --   $  --     $   --     $   39   $   39   $   90   $   90
    Avg. interest rate....   5.47%     --      --      --      --         --       5.47%             5.90%
Foreign currency deposits
  Fixed rate -- yen
    deposits..............  $  --   $  --   $  --   $  --   $  --     $  330     $  330   $  354   $  254   $  281
    Avg. interest rate....     --      --      --      --      --       3.05%      3.05%             3.23%
  Fixed rate -- FF
    deposits..............  $  --   $  --   $  --   $  --   $  --     $   11     $   11   $   13   $    4   $    4
    Avg. interest rate....     --      --      --      --      --       5.61%      5.61%             5.82%
  Fixed rate -- DM
    deposits..............  $   1   $   1   $   1   $   1   $   1     $  188     $  193   $  198   $   60   $   60
    Avg. interest rate....   6.49%   6.49%   6.49%   6.49%   6.49%      6.49%      6.49%             6.86%
LONG TERM DEBT
U.S. Dollar denominated
  Fixed rate debt.........  $  35   $  26   $  27   $  30   $  33     $1,338     $1,491   $1,729   $1,501   $1,725
    Avg. interest rate....   7.45%   8.12%   8.18%   8.18%   8.18%      8.89%       8.8%             8.88%
  Variable rate debt......  $  52   $ 151   $  56   $ 567   $ 522     $  108     $1,456   $1,456   $  813   $  813
    Avg. interest rate....   5.72%   5.66%   5.72%   5.85%   5.44%      5.80%      5.67%             6.23%
Japanese Yen denominated
  Fixed rate debt.........  $  10   $  11   $  --   $  --   $  --     $   --     $   21   $   23   $   26   $   27
    Avg. interest rate....   7.50%   7.50%     --      --      --         --       7.50%             7.90%

     FOREIGN CURRENCY RISK -- United has established a foreign currency hedging program using currency forwards and currency options (purchasing put options or selling call options) to hedge exposure to the Japanese yen and Hong Kong dollar. The goal of the hedging program is to effectively manage risk associated with fluctuations in the value of the foreign currency, thereby making financial results more stable and predictable. United does not use currency forwards or currency options for trading purposes. United is no longer entering into yen option contracts. At a point in the future, United may elect to reestablish its yen hedging program.

                                                   NOTIONAL       AVERAGE       ESTIMATED
 (IN MILLIONS, EXCEPT AVERAGE CONTRACT RATES)       AMOUNT     CONTRACT RATE    FAIR VALUE
 --------------------------------------------      --------    -------------    ----------
Forward exchange contracts
  Japanese Yen -- Purchased forwards...........      $215         105.58           $  3
                  -- Sold forwards.............      $ 25         122.38           $ (2)
  Hong Kong Dollar -- Sold forwards............      $ 86           7.89           $ (1)
  French Franc -- Purchased forwards...........      $ 50           5.05           $  1
Currency options
  Japanese Yen -- Put options..................      $315         128.48           $  4
                  -- Call options..............      $317         127.60           $(50)

     As of December 31, 1997, United had $122 million of Japanese yen forwards outstanding with a fair value of $(29) million, $200 million yen put options with a fair value of $14 and $132 million yen call options with a fair value of $(1) million.

     PRICE RISK (AIRCRAFT FUEL) -- At December 31, 1998, the Company had contracted to purchase approximately 2% of the Company's 1999 fuel requirements at an average fixed price of $0.49 per gallon. When market conditions indicate risk reduction is achievable, United enters into fuel option contracts to reduce its price risk exposure to jet fuel. Based on projected market conditions, United does not believe risk reduction is presently achievable and is no longer entering into new option contracts. As market conditions change, so may United's hedging program. The option contracts, which involve either purchasing call options and simultaneously selling put options (collar strategy) or purchasing call options, are designed to provide protection against sharp increases in the price of aircraft fuel. In addition, to a limited extent United trades short-term heating oil futures and option contracts, which are immaterial.

                                                   NOTIONAL       AVERAGE       ESTIMATED
 (IN MILLIONS, EXCEPT AVERAGE CONTRACT RATES)       AMOUNT     CONTRACT RATE    FAIR VALUE
 --------------------------------------------      --------    -------------    ----------
Purchased call contracts -- Crude oil..........      $496       $15.88/bbl         $ 13
Sold put contracts -- Crude oil................      $202       $16.20/bbl         $(50)

     At December 31, 1997, United had $458 million in purchased call contracts for crude oil with an estimated fair value of $10 million and $403 million in sold put contracts for crude oil with an estimated fair value of $(28) million.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and
Board of Directors of UAL Corporation:

     We have audited the accompanying statements of consolidated financial position of UAL Corporation (a Delaware corporation) and subsidiary companies as of December 31, 1998 and 1997, and the related statements of consolidated operations, consolidated cash flows and consolidated stockholders' equity for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UAL Corporation and subsidiary companies as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.
                                             /s/ Arthur Andersen LLP
                                               ARTHUR ANDERSEN LLP
Chicago, Illinois
February 24, 1999

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS
                        (IN MILLIONS, EXCEPT PER SHARE)

                                                           YEAR ENDED DECEMBER 31
                                                        -----------------------------
                                                         1998       1997       1996
                                                        -------    -------    -------
Operating revenues:
  Passenger.........................................    $15,520    $15,342    $14,465
  Cargo.............................................        913        892        773
  Other operating revenues..........................      1,128      1,144      1,124
                                                        -------    -------    -------
                                                         17,561     17,378     16,362
                                                        -------    -------    -------
Operating expenses:
  Salaries and related costs........................      5,341      5,018      4,719
  ESOP compensation expense.........................        829        987        685
  Aircraft fuel.....................................      1,788      2,061      2,082
  Commissions.......................................      1,325      1,508      1,466
  Purchased services................................      1,505      1,285      1,187
  Aircraft rent.....................................        893        942        952
  Landing fees and other rent.......................        881        863        846
  Depreciation and amortization.....................        793        724        759
  Aircraft maintenance..............................        624        603        449
  Other operating expenses..........................      2,104      2,128      2,094
                                                        -------    -------    -------
                                                         16,083     16,119     15,239
                                                        -------    -------    -------
Earnings from operations............................      1,478      1,259      1,123
                                                        -------    -------    -------
Other income (expense):
  Interest expense..................................       (355)      (286)      (295)
  Interest capitalized..............................        105        104         77
  Interest income...................................         59         52         57
  Equity in earnings of affiliates..................         72         66         64
  Gain on sale of partnership interest..............         --        275         --
  Gain on sale of affiliate's stock.................         --        103         --
  Miscellaneous, net................................       (103)       (49)       (56)
                                                        -------    -------    -------
                                                           (222)       265       (153)
                                                        -------    -------    -------
Earnings before income taxes, distributions on
  preferred securities and extraordinary item.......      1,256      1,524        970
Provision for income taxes..........................        429        561        370
                                                        -------    -------    -------
Earnings before distributions on preferred
  securities and extraordinary item.................        827        963        600
Distributions on preferred securities, net..........         (6)        (5)        --
Extraordinary loss on early extinguishment of
  debt, net.........................................         --         (9)       (67)
                                                        -------    -------    -------
Net earnings........................................    $   821    $   949    $   533
                                                        =======    =======    =======
Per share, basic:
  Earnings before extraordinary item................    $ 12.71    $ 14.98    $  8.76
  Extraordinary loss on early extinguishment of
     debt, net......................................         --      (0.15)     (1.19)
                                                        -------    -------    -------
  Net earnings......................................    $ 12.71    $ 14.83    $  7.57
                                                        =======    =======    =======
Per share, diluted:
  Earnings before extraordinary item................    $  6.83    $  9.04    $  5.85
  Extraordinary loss on early extinguishment of
     debt, net......................................         --      (0.09)     (0.79)
                                                        -------    -------    -------
  Net earnings......................................    $  6.83    $  8.95    $  5.06
                                                        =======    =======    =======

          See accompanying notes to consolidated financial statements.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                 STATEMENTS OF CONSOLIDATED FINANCIAL POSITION
                                 (IN MILLIONS)

                                                                   DECEMBER 31
                                                                ------------------
                                                                 1998       1997
                                                                -------    -------
Assets
Current assets:
  Cash and cash equivalents.................................    $   390    $   295
  Short-term investments....................................        425        550
  Receivables, less allowance for doubtful accounts
     (1998 -- $22; 1997 -- $15).............................      1,138      1,051
  Aircraft fuel, spare parts and supplies, less obsolescence
     allowance (1998 -- $39; 1997 -- $29)...................        384        355
  Deferred income taxes.....................................        256        244
  Prepaid expenses and other................................        315        453
                                                                -------    -------
                                                                  2,908      2,948
                                                                -------    -------
Operating property and equipment:
  Owned --
     Flight equipment.......................................     12,006     10,382
     Advances on flight equipment...........................        985        972
     Other property and equipment...........................      3,134      2,842
                                                                -------    -------
                                                                 16,125     14,196
     Less -- Accumulated depreciation and amortization......      5,174      5,116
                                                                -------    -------
                                                                 10,951      9,080
                                                                -------    -------
  Capital leases --
     Flight equipment.......................................      2,605      2,221
     Other property and equipment...........................         97         98
                                                                -------    -------
                                                                  2,702      2,319
     Less -- Accumulated amortization.......................        599        625
                                                                -------    -------
                                                                  2,103      1,694
                                                                -------    -------
                                                                 13,054     10,774
                                                                -------    -------
Other assets:
  Investments in affiliates.................................        304        223
  Intangibles, less accumulated amortization (1998 -- $389;
     1997 -- $374)..........................................        676        703
  Aircraft lease deposits...................................        545        318
  Prepaid rent..............................................        631         60
  Other.....................................................        441        438
                                                                -------    -------
                                                                  2,597      1,742
                                                                -------    -------
                                                                $18,559    $15,464
                                                                =======    =======

          See accompanying notes to consolidated financial statements.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                 STATEMENTS OF CONSOLIDATED FINANCIAL POSITION
                                 (IN MILLIONS)

                                                                   DECEMBER 31
                                                                ------------------
                                                                 1998       1997
                                                                -------    -------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.............................................    $   184    $    --
  Long-term debt maturing within one year...................         98        235
  Current obligations under capital leases..................        176        171
  Advance ticket sales......................................      1,429      1,267
  Accounts payable..........................................      1,151      1,030
  Accrued salaries, wages and benefits......................        952        869
  Accrued aircraft rent.....................................        793        830
  Other accrued liabilities.................................        885        846
                                                                -------    -------
                                                                  5,668      5,248
                                                                -------    -------
Long-term debt..............................................      2,858      2,092
                                                                -------    -------
Long-term obligations under capital leases..................      2,113      1,679
                                                                -------    -------
Other liabilities and deferred credits:
  Deferred pension liability................................         89         25
  Postretirement benefit liability..........................      1,424      1,361
  Deferred gains............................................      1,180      1,210
  Accrued aircraft rent.....................................        371        368
  Deferred income taxes.....................................        398         79
  Other.....................................................        354        450
                                                                -------    -------
                                                                  3,816      3,493
                                                                -------    -------
Company-obligated mandatorily redeemable preferred
  securities of a subsidiary trust..........................        100        101
                                                                -------    -------
Equity put options..........................................         32         --
                                                                -------    -------
Preferred stock committed to Supplemental ESOP..............        691        514
                                                                -------    -------
Stockholders' equity:
  Serial preferred stock (Note 12)..........................         --         --
  ESOP preferred stock (Note 13)............................         --         --
  Common stock at par, $0.01 par value; authorized
     200,000,000 shares; issued 63,005,869 shares at
     December 31, 1998 and 61,288,039 shares at December 31,
     1997...................................................          1          1
  Additional capital invested...............................      3,517      2,876
  Retained earnings.........................................      1,028        309
  Unearned ESOP preferred stock.............................       (121)      (177)
  Stock held in treasury, at cost --
     Preferred, 10,213,519 depositary shares at December 31,
       1998 and 10,149,219 depositary shares at December 31,
       1997 (Note 12).......................................       (305)      (302)
     Common, 11,201,216 shares at December 31, 1998 and
       3,967,553 shares at December 31, 1997................       (835)      (361)
  Accumulated other comprehensive income....................         (2)        (2)
  Other.....................................................         (2)        (7)
                                                                -------    -------
                                                                  3,281      2,337
                                                                -------    -------
Commitments and contingent liabilities (Note 18)............    $18,559    $15,464
                                                                =======    =======

          See accompanying notes to consolidated financial statements.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                                 (IN MILLIONS)

                                                           YEAR ENDED DECEMBER 31
                                                        -----------------------------
                                                         1998       1997       1996
                                                        -------    -------    -------
Cash and cash equivalents at beginning of year......    $   295    $   229    $   194
                                                        -------    -------    -------
Cash flows from operating activities:
  Net earnings......................................        821        949        533
  Adjustments to reconcile to net cash provided by
     operating activities --
     ESOP compensation expense......................        829        987        685
     Extraordinary loss on debt extinguishment, net
       of tax.......................................         --          9         67
     Gain on sale of partnership interest...........         --       (275)        --
     Gain on sale of affiliate's stock..............         --       (103)        --
     Pension funding less than (greater than)
       expense......................................        101         43       (279)
     Deferred postretirement benefit expense........        149        139        130
     Depreciation and amortization..................        793        724        759
     Provision for deferred income taxes............        307        194         69
     Undistributed earnings of affiliates...........        (62)       (16)       (49)
     Increase in receivables........................        (97)      (222)       (10)
     Decrease (increase) in other current assets....        105         --       (105)
     Increase in advance ticket sales...............        162         78         89
     Increase in accrued income taxes...............         38         20         84
     Increase in accounts payable and accrued
       liabilities..................................         69         16        294
     Amortization of deferred gains.................        (64)       (64)       (63)
     Other, net.....................................         43         88        249
                                                        -------    -------    -------
                                                          3,194      2,567      2,453
                                                        -------    -------    -------
  Cash flows from investing activities:
     Additions to property and equipment............     (2,832)    (2,812)    (1,538)
     Proceeds on disposition of property and
       equipment....................................        452         83         55
     Proceeds on disposition of partnership
       interest.....................................         --        539         --
     Decrease (increase) in short-term
       investments..................................        125        (82)       482
     Other, net.....................................        (63)       (29)        18
                                                        -------    -------    -------
                                                         (2,318)    (2,301)      (983)
                                                        -------    -------    -------
  Cash flows from financing activities:
     Reacquisition of preferred stock...............         (3)        --        (84)
     Repurchase of common stock.....................       (459)      (250)        --
     Proceeds from issuance of long-term debt.......        928        597         --
     Repayment of long-term debt....................       (271)      (301)      (791)
     Principal payments under capital leases........       (322)      (147)      (112)
     Purchase of equipment certificates under
       Company operating leases.....................       (693)        --         --
     Conversion of subordinated debentures..........         --         --       (324)
     Increase in short-term borrowings..............        184         --         --
     Aircraft lease deposits........................       (154)      (112)      (110)
     Cash dividends.................................        (10)       (10)       (22)
     Other, net.....................................         19         23          8
                                                        -------    -------    -------
                                                           (781)      (200)    (1,435)
                                                        -------    -------    -------
Increase in cash and cash equivalents during the
  year..............................................         95         66         35
                                                        -------    -------    -------
Cash and cash equivalents at end of year............    $   390    $   295    $   229
                                                        =======    =======    =======

          See accompanying notes to consolidated financial statements.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
                        (IN MILLIONS, EXCEPT PER SHARE)

                                                                              UNEARNED               ACCUMULATED
                                                     ADDITIONAL   RETAINED      ESOP                    OTHER
                                PREFERRED   COMMON    CAPITAL     EARNINGS    PREFERRED   TREASURY      COMP
                                  STOCK     STOCK     INVESTED    (DEFICIT)     STOCK      STOCK       INCOME      OTHER   TOTAL
                                ---------   ------   ----------   ---------   ---------   --------   -----------   -----   ------
Balance at December 31, 1995...    $--        $--      $1,353      $(1,039)     $(175)    $  (282)      $(74)      $(22)   $ (239)
                                   --         --       ------      -------      -----     -------       ----       ----    ------
Year ended December 31, 1996:
  Net earnings.................    --         --           --          533         --          --         --         --       533
  Other comprehensive income,
    net:
    Unrealized losses on
      securities, net..........    --         --           --           --         --          --         (1)        --        (1)

    Minimum pension liability
      adj......................    --         --           --           --         --          --         75         --        75
                                                                   -------                              ----               ------
  Total comprehensive income...    --         --           --          533         --          --         74         --       607
                                                                   -------                              ----               ------
  Cash dividends on preferred
    stock ($1.44 per Series
    B).........................    --         --           --          (20)        --          --         --         --       (20)
  Conversion of Series A
    debentures.................    --         --          217           --         --          --         --         --       217
  Exchange of Series B
    preferred stock............    --         --         (102)          --         --          --         --         --      (102)
  Issuance and amortization of
    ESOP preferred stock.......    --         --          735           --        (50)         --         --         --       685
  Reacquisition of Series B
    preferred stock............    --         --           --           --         --         (84)        --         --       (84)
  ESOP dividend ($8.89 per
    share).....................    --         --           17          (40)        23          --         --         --        --
  Preferred stock committed to
    Supplemental ESOP..........    --         --         (106)          --         --          --         --         --      (106)
  Other........................    --          1           46           --         --         (19)        --          9        37
                                   --         --       ------      -------      -----     -------       ----       ----    ------
Balance at December 31, 1996...    --          1        2,160         (566)      (202)       (385)        --        (13)      995
                                   --         --       ------      -------      -----     -------       ----       ----    ------
Year ended December 31, 1997:
  Net earnings.................    --         --           --          949         --          --         --         --       949
  Other comprehensive income,
    net:
    Minimum pension liability
      adj. ....................    --         --           --           --         --          --         (2)        --        (2)
                                                                   -------                              ----               ------
  Total comprehensive income...    --         --           --          949         --          --         (2)        --       947
                                                                   -------                              ----               ------
  Cash dividends on preferred
    stock ($1.44 per Series
    B).........................    --         --           --          (10)        --          --         --         --       (10)
Common stock repurchases.......    --         --           --           --         --        (250)        --         --      (250)
  Issuance and amortization of
    ESOP preferred stock.......    --         --          993           --         (6)         --         --         --       987
  ESOP dividend ($8.89 per
    share).....................    --         --           36          (67)        31          --         --         --        --
  Preferred stock committed to
    Supplemental ESOP..........    --         --         (349)          --         --          --         --         --      (349)
  Other........................    --         --           36            3         --         (28)        --          6        17
                                   --         --       ------      -------      -----     -------       ----       ----    ------
Balance at December 31, 1997...    --          1        2,876          309       (177)       (663)        (2)        (7)    2,337
                                   --         --       ------      -------      -----     -------       ----       ----    ------
Year ended December 31, 1998:
  Net earnings.................    --         --           --          821         --          --         --         --       821
  Other comprehensive income,
    net:
    Unrealized gains on
      securities, net..........    --         --           --           --         --          --          1         --         1
    Minimum pension liability
      adj. ....................    --         --           --           --         --          --         (1)        --        (1)
                                                                   -------                              ----               ------
  Total comprehensive income...    --         --           --          821         --          --         --         --       821
                                                                   -------                              ----               ------
Cash dividends on preferred
  stock ($1.44 per Series B)...    --         --           --          (10)        --          --         --         --       (10)
Common stock repurchases.......    --         --           --           --         --        (459)        --         --      (459)
  Issuance and amortization of
    ESOP preferred stock.......    --         --          823           --          6          --         --         --       829
  ESOP dividend ($8.89 per
    share).....................    --         --           42          (92)        50          --         --         --        --
  Preferred stock committed to
    Supplemental ESOP..........    --         --         (177)          --         --          --         --         --      (177)
  Other........................    --         --          (47)          --         --         (18)        --          5       (60)
                                   --         --       ------      -------      -----     -------       ----       ----    ------
Balance at December 31, 1998...    $--        $1       $3,517      $ 1,028      $(121)    $(1,140)      $ (2)      $ (2)   $3,281
                                   ==         ==       ======      =======      =====     =======       ====       ====    ======

          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A) BASIS OF PRESENTATION -- UAL Corporation ("UAL") is a holding company whose principal subsidiary is United Air Lines, Inc. ("United"). The consolidated financial statements include the accounts of UAL and all of its majority-owned affiliates (collectively "the Company"). All significant intercompany transactions are eliminated. Investments in affiliates are carried on the equity basis. Certain prior-year financial statement items have been reclassified to conform to the current year's presentation.

     (B) USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (C) AIRLINE REVENUES -- Passenger fares and cargo revenues are recorded as operating revenues when the transportation is furnished. The value of unused passenger tickets is included in current liabilities.

     (D) CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS -- Cash in excess of operating requirements is invested in short-term, highly liquid, income-producing investments. Investments with a maturity of three months or less on their acquisition date are classified as cash and cash equivalents. Other investments are classified as short-term investments.

     From time to time, United lends certain of its securities classified as cash and cash equivalents and short-term investments to third parties. United requires collateral in an amount exceeding the value of the securities and is obligated to reacquire the securities at the end of the contract. United accounts for these transactions as secured borrowings rather than sales, and so does not remove the securities from the balance sheet. At December 31, 1998, United is obligated to repurchase $142 million of securities lent to third parties.

     At December 31, 1998 and 1997, $418 million and $440 million, respectively, of investments in debt securities included in cash and cash equivalents and short-term investments were classified as available-for-sale, and $241 million and $287 million, respectively, were classified as held-to-maturity. Investments in debt securities classified as available-for-sale are stated at fair value based on the quoted market prices for the securities, which does not differ significantly from their cost basis. Investments classified as held-to-maturity are stated at cost which approximates market due to their short-term maturities. The proceeds from sales of available-for-sale securities are included in interest income for each respective year.

     (E) DERIVATIVE FINANCIAL INSTRUMENTS --

     FOREIGN CURRENCY -- From time to time, United enters into Japanese yen forward exchange contracts to minimize gains and losses on the revaluation of short-term yen-denominated liabilities. The yen forwards typically have short-term maturities and are marked to fair value at the end of each accounting period. The unrealized mark-to-market gains and losses on the yen forwards generally offset the losses and gains recorded on the yen liabilities.

     United has also entered into forwards and swaps to reduce exposure to currency fluctuations on yen- and French franc-denominated capital lease obligations. The cash flows of the forwards and swaps mirror those of the capital leases. The premiums on the forwards and swaps, as measured at inception, are being amortized over their respective lives as components of interest expense. Any gains or losses realized upon early termination of these forwards and swaps are deferred and recognized in income over the remaining life of the underlying exposure.

     The Company hedges some of the risks of exchange rate volatility on its anticipated future yen and Hong Kong dollar revenues by purchasing put options with little or no intrinsic value for each respective currency. The amount and duration of these options are synchronized with the expected revenues, and thus, the put options have been designated as a hedge. The premiums on purchased option contracts are amortized over the lives of the contracts. Unrealized gains on purchased put option contracts are deferred until contract expiration and then recognized as a component of passenger revenue. To reduce hedging costs, the Company sells call options in each of these currencies from time to time. At the end of each accounting period, the written call option contracts are marked-to-market and unrealized losses are recorded in "Miscellaneous, net".

     INTEREST RATES -- United may from time to time, enter into swaps to reduce exposure to interest rate fluctuations in connection with certain debt, capital leases and operating leases. The cash flows of the swaps mirror those of the underlying exposures. The premiums on the swaps, as measured at inception, are amortized over their respective lives as components of interest expense. Any gains or losses realized upon the early termination of these swaps are deferred and recognized in income over the remaining life of the underlying exposure.

     AIRCRAFT FUEL -- United uses a combination of a collar option strategy, involving the simultaneous purchase of fuel call options with the simultaneous sale of fuel put options with identical expiration dates, and purchased call options to hedge a portion of its price risk related to aircraft fuel purchases. The collars and purchased call options have been designated as a hedge. Gains or losses on hedge positions are recognized upon contract expiration as a component of aircraft fuel inventory. In addition, to a limited extent, United trades short-term heating oil futures contracts. Unrealized losses on these contracts are recorded currently in income while unrealized gains are deferred until contract expiration. Both gains and losses are recorded as a component of aircraft fuel expense.

     (F) AIRCRAFT FUEL, SPARE PARTS AND SUPPLIES -- Aircraft fuel and maintenance and operating supplies are stated at average cost. Flight equipment spare parts are stated at average cost less an obsolescence allowance.

     (G) OPERATING PROPERTY AND EQUIPMENT -- Owned operating property and equipment is stated at cost. Property under capital leases, and the related obligation for future lease payments, are initially recorded at an amount equal to the then present value of those lease payments.

     Depreciation and amortization of owned depreciable assets is based on the straight-line method over their estimated service lives. Leasehold improvements are amortized over the remaining period of the lease or the estimated service life of the related asset, whichever is less. Aircraft are depreciated to estimated salvage values, generally over lives of 10 to 30 years; buildings are depreciated over lives of 25 to 45 years; and other property and equipment are depreciated over lives of 3 to 15 years.

     Properties under capital leases are amortized on the straight-line method over the life of the lease, or in the case of certain aircraft, over their estimated service lives. Lease terms are 10 to 30 years for aircraft and flight simulators and 25 years for buildings. Amortization of capital leases is included in depreciation and amortization expense.

     Maintenance and repairs, including the cost of minor replacements, are charged to maintenance expense accounts. Costs of additions to and renewals of units of property are charged to property and equipment accounts.

     (H) INTANGIBLES -- Intangibles consist primarily of route acquisition costs and intangible pension assets (see Note 16). Route acquisition costs are amortized over 40 years.

     (I) MILEAGE PLUS AWARDS -- United accrues the estimated incremental cost of providing free travel awards earned under its Mileage Plus frequent flyer program (including awards earned from mileage credits sold) when such award levels are reached. United, through its wholly owned subsidiary, Mileage Plus Holdings, Inc., sells mileage credits to participating partners in the Mileage Plus program. The resulting revenue is recorded in other operating revenues during the period in which the credits are sold.

     (J) DEFERRED GAINS -- Gains on aircraft sale and leaseback transactions are deferred and amortized over the lives of the leases as a reduction of rental expense.

(2) EMPLOYEE STOCK OWNERSHIP PLANS AND RECAPITALIZATION

     On July 12, 1994, the shareholders of UAL approved a plan of recapitalization to provide an approximately 55% equity interest in UAL to certain employees of United in exchange for wage concessions and work-rule changes. The employees' equity interest is being allocated to individual employees through the year 2000 under Employee Stock Ownership Plans ("ESOPs") which were created as a part of the recapitalization.

     The ESOPs cover employees represented by the Air Line Pilots' Association, International, the International Association of Machinists and Aerospace Workers and U.S. management and salaried employees. The ESOPs include a "Leveraged ESOP", a "Non-Leveraged ESOP" and a "Supplemental ESOP." Both the Leveraged ESOP and the Non-Leveraged ESOP are tax-qualified plans while the Supplemental ESOP is not a tax-qualified plan. Shares are delivered to employees primarily through the Leveraged ESOP, secondly, through the Non-Leveraged ESOP, and lastly, through the Supplemental ESOP.

     The equity interests are being delivered to employees through two classes of preferred stock (Class 1 and Class 2 ESOP Preferred Stock, collectively "ESOP Preferred Stock"), and the voting interests are being delivered through three separate classes of preferred stocks (Class P, M and S Voting Preferred Stock, collectively, "Voting Preferred Stock"). The Class 1 ESOP Preferred Stock is being delivered to an ESOP trust in seven separate sales through January 1, 2000 under the Leveraged ESOP, five of which have already taken place. Based on Internal Revenue Code Limitations, shares of the Class 2 ESOP Preferred Stock are either contributed to the Non-Leveraged ESOP or allocated as "book entry" shares to the Supplemental ESOP, annually through the year 2000. The classes of preferred stock are described more fully in Note 13, "ESOP Preferred Stock".

     The Leveraged ESOP and Non-Leveraged ESOP are being accounted for under AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP"). For the Leveraged ESOP, as shares of Class 1 ESOP Preferred Stock are sold to an ESOP trust, the Company reports the issuance as a credit to additional capital invested and records a corresponding charge to unearned ESOP preferred stock. Shares are committed to be released to employees on a pro rata basis through April 12, 2000. ESOP compensation expense is recorded for the average fair value of the shares committed to be released during the period with a corresponding credit to unearned ESOP preferred stock for the cost of the shares. Any difference between the fair value of the shares and the cost of the shares is charged or credited to additional capital invested. For the Non-Leveraged ESOP, the Class 2 ESOP Preferred Stock is recorded as additional capital invested as the shares are committed to be contributed, with the offsetting charge to ESOP compensation expense. The ESOP compensation expense is based on the average fair value of the shares committed to be contributed. The Supplemental ESOP is being accounted for under Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25").

     Shares of ESOP Preferred Stock are legally released or allocated to employee accounts as of year-end. Dividends on the ESOP Preferred Stock are also paid at the end of the year. Dividends on unallocated shares are used by the ESOP to pay down the loan from UAL and are not considered dividends for financial reporting purposes. Dividends on allocated shares are satisfied by releasing shares from the ESOP's suspense account to the employee accounts and are charged to equity.

     During 1998, 2,087,531 shares of Class 1 ESOP Preferred Stock, 97,406 shares of Class 2 ESOP Preferred Stock and 2,182,628 shares of Voting Preferred Stock were allocated to employee accounts, and another 889,031 shares of Class 2 ESOP Preferred Stock were allocated in the form of "book entry" shares, effective December 31, 1997. Another 78,821 shares of Class 2 ESOP Preferred Stock previously allocated in book entry form were issued and either contributed to the qualified plan or converted and sold on behalf of terminating employees. At December 31, 1998, the year-end allocation of Class 1 ESOP Preferred Stock to employee accounts had not yet been completed. There were 2,334,375 shares of Class 1 ESOP Preferred Stock committed to be released and 565,823 shares held in suspense by the ESOP as of December 31, 1998. For the Class 2 ESOP Preferred Stock, 739,598 shares were committed to be contributed to employees at December 31, 1998. The fair value of the unearned ESOP shares recorded on the balance sheet at December 31, 1998 and 1997 was $141 million and $344 million, respectively.

     For the Class 2 ESOP Preferred Stock committed to be contributed to employees under the Supplemental ESOP, employees can elect to receive their "book entry" shares in cash upon termination of employment. The estimated fair value of such shares at December 31, 1998 and 1997 was $600 million and $679 million, respectively.

(3) OTHER INCOME (EXPENSE) -- MISCELLANEOUS

     Other income (expense) -- "miscellaneous, net" consisted of the following:

                      (IN MILLIONS)                         1998    1997   1996
                      -------------                         -----   ----   ----
Foreign exchange losses...................................  $ (84)  $(19)  $ (8)
Minority interests........................................     --    (15)   (21)
Travel agency litigation settlement.......................     --     --    (20)
Other.....................................................    (19)   (15)    (7)
                                                            -----   ----   ----
                                                            $(103)  $(49)  $(56)
                                                            =====   ====   ====

(4) OTHER COMPREHENSIVE INCOME

     On January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" which establishes standards for displaying comprehensive income and its components. The following table presents the tax effect of those items included in other comprehensive income:

                                                         YEAR ENDED DECEMBER 31,
                            ---------------------------------------------------------------------------------
                                      1998                        1997                        1996
                            -------------------------   -------------------------   -------------------------
                                       TAX     NET OF              TAX     NET OF              TAX     NET OF
                            PRE-TAX   EFFECT    TAX     PRE-TAX   EFFECT    TAX     PRE-TAX   EFFECT    TAX
                            -------   ------   ------   -------   ------   ------   -------   ------   ------
Unrealized gains (losses)
  on securities...........
  Unrealized holding gains
    (losses) arising
    during period.........    $ 1       $--     $ 1       $--       $--     $--      $ (1)     $ --     $(1)
  Less: reclassification
    adjustments realized
    in net income.........     --       --       --        --       --       --        --        --      --
                              ---       --      ---       ---       --      ---      ----      ----     ---
  Net unrealized gains
    (losses)..............    $ 1       $--     $ 1       $--       $--     $--      $ (1)     $ --     $(1)
                              ---       --      ---       ---       --      ---      ----      ----     ---
  Minimum pension
    liability.............     (1)      --       (1)       (4)       2       (2)      122       (47)     75
                              ---       --      ---       ---       --      ---      ----      ----     ---
Total other comprehensive
  income..................    $--       $--     $--       $(4)      $2      $(2)     $121      $(47)    $74
                              ===       ==      ===       ===       ==      ===      ====      ====     ===

     The components of accumulated other comprehensive income consist of the following items:

                                UNREALIZED GAINS           MINIMUM         ACCUMULATED OTHER
                             (LOSSES) ON SECURITIES   PENSION LIABILITY   COMPREHENSIVE INCOME
                             ----------------------   -----------------   --------------------
December 31, 1995..........           $ 1                   $(75)                 $(74)
  Current period change....            (1)                    75                    74
                                      ---                   ----                  ----
December 31, 1996..........           $--                   $ --                  $ --
  Current period change....            --                     (2)                   (2)
                                      ---                   ----                  ----
December 31, 1997..........           $--                   $ (2)                 $ (2)
  Current period change....             1                     (1)                   --
                                      ---                   ----                  ----
December 31, 1998..........           $ 1                   $ (3)                 $ (2)
                                      ===                   ====                  ====

(5) PER SHARE AMOUNTS

     Basic earnings per share were computed by dividing net income by the weighted-average number of shares of common stock outstanding during the year. In addition, diluted earnings per share amounts include potential common shares including ESOP shares committed to be released, and assume the conversion of convertible debentures (for periods not actually converted) and elimination of related interest expense.

                                                             1998      1997     1996
                                                            ------    ------    -----
EARNINGS ATTRIBUTABLE TO COMMON SHAREHOLDERS (MILLIONS)
  Net Income............................................    $  821    $  949    $ 533
  Preferred stock dividends.............................      (102)      (77)     (60)
  Preferred stock transactions(1).......................        --        --      (48)
                                                            ------    ------    -----
  Earnings attributable to common shareholders
     (Basic)............................................    $  719    $  872    $ 425
  Interest on convertible debentures, net of tax........        --        --        2
  Other.................................................        --        --        1
                                                            ------    ------    -----
  Earnings attributable to common shareholders
     (Diluted)..........................................    $  719    $  872    $ 428
                                                            ======    ======    =====
SHARES (MILLIONS)
  Weighted average shares outstanding (Basic)...........      56.5      58.8     56.1
  Convertible preferred stock...........................      47.1      35.9     24.0
  Incremental shares related to convertible debentures
     and other..........................................       1.6       2.7      4.5
                                                            ------    ------    -----
  Weighted average number of shares (Diluted)...........     105.2      97.4     84.6
                                                            ======    ======    =====
EARNINGS PER SHARE
  Basic.................................................    $12.71    $14.83    $7.57
  Diluted...............................................    $ 6.83    $ 8.95    $5.06

-------------------------
(1) In December 1996, a UAL-controlled trust issued trust-originated preferred securities in exchange for shares of Series B preferred stock and recorded a non-cash decrease of $27 million in additional paid in capital invested representing the excess of the fair value of the new securities over the carrying value of Series B. Also, during 1996, the Company repurchased shares of its Series B preferred stock, resulting in increases to additional capital invested representing the excess of amounts paid to reacquire the preferred stock over the liquidation preference of such stock. These transactions had no effect on earnings; however, their net impact on UAL's equity is included in the computation of earnings per share.

     At December 31, 1998, stock options to purchase 1,328,912 shares of common stock were outstanding, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares.

(6) AFFILIATES

     United owns 32% of Galileo International, Inc. ("Galileo") through a wholly owned subsidiary. United's investment in Galileo, which owns the Apollo and Galileo computer reservations systems, is carried on the equity basis. Included in the Company's retained earnings is approximately $218 million of undistributed earnings of Galileo and its predecessor companies. The market value of United's investment in Galileo at December 31, 1998 and 1997 was $1,455 million and $924 million, respectively.

     In July 1997, United completed the sale of its interest in the Apollo Travel Services Partnership ("ATS") a 77% owned affiliate whose accounts were consolidated, to Galileo for $539 million in cash. See Other Information, "Sale of Affiliate" in Management's Discussion and Analysis of Financial Condition and Results of Operations for further details on the transaction.

     Under operating agreements with Galileo, United purchases computer reservations services from Galileo and during 1998 provided communications services to Galileo while during 1997 and 1996 provided marketing, sales and communication services to Galileo. Revenues derived from the sale of services to Galileo amounted to approximately $13 million in 1998, $159 million in 1997 and $249 million in 1996. The cost to United of services purchased from Galileo amounted to approximately $170 million in 1998, $134 million in 1997 and $114 million in 1996. In connection with the sale of ATS, United entered into an additional services agreement with Galileo under which the Company will provide certain marketing and other services designed to increase the competitiveness of Galileo's business and to generate additional bookings and revenues for Galileo. Under this agreement, United could receive additional consideration in the sixth year following the sale, based on specified improvements in air booking revenues over a five-year period.

     Prior to the sale to Galileo, ATS contributed the following amounts to the Company's consolidated results, net of intercompany eliminations and minority interests:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                ------------
(IN MILLIONS)                                                   1997    1996
-------------                                                   ----    ----
Operating revenues..........................................    $147    $239
Operating income............................................    $ 63    $ 86
Earnings before income taxes................................    $ 50    $ 70

(7) INCOME TAXES

     In 1998, the alternative minimum tax ("AMT") liability of the Company exceeded the regular tax liability resulting in additional AMT credits. The federal income tax liability is the greater of the tax computed using the regular tax system or the tax under the AMT system. If the regular tax liability exceeds the AMT liability and AMT credits are available, then AMT credits are used to reduce the net tax liability to the amount of the AMT liability.

     The provision for income taxes is summarized as follows:

(IN MILLIONS)                                                  1998    1997    1996
-------------                                                  ----    ----    ----
Current --
  Federal..................................................    $113    $312    $281
  State....................................................       9      55      20
                                                               ----    ----    ----
                                                                122     367     301
                                                               ----    ----    ----
Deferred --
  Federal..................................................     270     178      47
  State....................................................      37      16      22
                                                               ----    ----    ----
                                                                307     194      69
                                                               ----    ----    ----
                                                               $429    $561    $370
                                                               ====    ====    ====

     The income tax provision differed from amounts computed at the statutory federal income tax rate, as follows:

(IN MILLIONS)                                                  1998    1997    1996
-------------                                                  ----    ----    ----
Income tax provision at statutory rate.....................    $440    $533    $339
State income taxes, net of federal income tax benefit......      30      46      28
ESOP dividends.............................................     (33)    (25)    (13)
Nondeductible employee meals...............................      24      26      25
Tax credits................................................      (7)     (2)     (2)
Other, net.................................................     (25)    (17)     (7)
                                                               ----    ----    ----
                                                               $429    $561    $370
                                                               ====    ====    ====

     Temporary differences and carryforwards that give rise to a significant portion of deferred tax assets and liabilities for 1998 and 1997 are as follows:

                                              1998                            1997
                                  ----------------------------    ----------------------------
                                  DEFERRED TAX    DEFERRED TAX    DEFERRED TAX    DEFERRED TAX
(IN MILLIONS)                        ASSETS       LIABILITIES        ASSETS       LIABILITIES
-------------                     ------------    ------------    ------------    ------------
Employee benefits, including
  postretirement medical and
  ESOP........................       $  964          $  130          $  918          $  156
Depreciation, capitalized
  interest and transfers of
  tax benefits................           --           1,937              --           1,466
Gains on sale and
  leasebacks..................          368              --             398              --
Rent expense..................          411              --             382              --
AMT credit carryforwards......          198              --             137              --
Other.........................          773             789             422             470
                                     ------          ------          ------          ------
                                     $2,714          $2,856          $2,257          $2,092
                                     ======          ======          ======          ======

     At December 31, 1998, UAL and its subsidiaries had $198 million of federal AMT credits and $8 million of foreign tax credits which may be carried forward to reduce the tax liabilities of future years.

(8) SHORT-TERM BORROWINGS

     United has an agreement with a syndicate of banks for a $750 million revolving credit facility expiring in 2002. Interest on drawn amounts under the facility is calculated at floating rates based on the London interbank offered rate ("LIBOR") plus a margin which is subject to adjustment based on certain changes in the credit ratings of United's long-term senior unsecured debt. Among other restrictions, the credit facility contains a covenant that restricts United's ability to grant liens on or otherwise encumber certain identified assets with a market value of approximately $1.1 billion.

     In addition, United had outstanding $184 million under a separate short-term borrowing facility, bearing an average interest rate of 5.50%. Receivables amounting to $358 million were pledged by United to secure repayment of such outstanding borrowings. The maximum available borrowing amount under this arrangement is $227 million.

(9) LONG-TERM DEBT

     A summary of long-term debt, including current maturities, as of December 31 is as follows (interest rates are as of December 31, 1998):

                  (IN MILLIONS)                       1998      1997
                  -------------                      ------    ------
Secured notes, 5.13% to 8.99%, averaging 6.74%,
  due through 2014...............................    $1,389    $1,295
Debentures, 9.00% to 11.21%, averaging 9.97%, due
  through 2021...................................       785       785
Promissory notes, 5.63% to 11.00%, averaging
  6.13%, due through 2000........................        13        70
Commercial paper, 5.42%, due through 2003........       591        --
Special facility bonds, 5.63%, due 2034..........       190       190
                                                     ------    ------
                                                      2,968     2,340
                                                     ------    ------
Less: Unamortized discount on debt...............       (12)      (13)
     Current maturities..........................       (98)     (235)
                                                     ------    ------
                                                     $2,858    $2,092
                                                     ======    ======

     In March 1998, the Company, through a special-purpose financing entity that is consolidated, issued $604 million of commercial paper to refinance certain lease commitments. Although the issued commercial paper has short maturities, the Company expects to continually rollover this obligation throughout the 5-year life of its supporting liquidity facility or bank standby facility. As such, the commercial paper is classified as a long-term obligation in the Company's statement of financial position.

     In addition to scheduled principal payments, in 1997 the Company repaid $84 million in principal amount of secured notes and $51 million in principal amount of debentures prior to maturity. These obligations were scheduled to mature at various times from 2000 through 2021. An extraordinary loss of $9 million, net of tax benefits of $5 million was recorded reflecting amounts paid in excess of the debt carrying value.

     In 1997, the California Statewide Communities Development Authority (the "Authority") issued $190 million in special facilities revenue bonds to finance the acquisition and construction of certain facilities at the Los Angeles International Airport ("LAX") which United guarantees payment of under a payment agreement with the Authority. The bond proceeds are restricted to expenditures on the LAX facilities and unspent amounts are classified as other assets in the balance sheet.

     At December 31, 1998, United had outstanding a total of $1.456 billion of long-term debt bearing interest rates at 22 to 47.5 basis points over LIBOR.

     Maturities of long-term debt for each of the four years after 1999 are:
2000 -- $188 million; 2001 -- $83 million; 2002 -- $597 million; and
2003 -- $555 million. Various assets, principally aircraft, having an aggregate book value of $1.522 billion at December 31, 1998, were pledged as security under various loan agreements.

(10) LEASE OBLIGATIONS

     The Company leases aircraft, airport passenger terminal space, aircraft hangars and related maintenance facilities, cargo terminals, other airport facilities, real estate, office and computer equipment and vehicles.

     Future minimum lease payments as of December 31, 1998, under capital leases (substantially all of which are for aircraft) and operating leases having initial or remaining noncancelable lease terms of more than one year are as follows:

                                                         OPERATING LEASES
                                                     ------------------------    CAPITAL
(IN MILLIONS)                                        AIRCRAFT    NON-AIRCRAFT    LEASES
-------------                                        --------    ------------    -------
Payable during --
  1999...........................................    $   869        $  451       $   317
  2000...........................................        882           447           308
  2001...........................................        865           439           399
  2002...........................................        854           420           341
  2003...........................................        892           413           242
  After 2003.....................................     10,729         6,537         1,759
                                                     -------        ------       -------
          Total minimum lease payments...........    $15,091        $8,707         3,366
Imputed interest (at rates of 5.3% to 12.2%).....                                 (1,077)
                                                     =======        ======       =======
Present value of minimum lease payments..........                                  2,289
Current portion..................................                                   (176)
                                                                                 -------
Long-term obligations under capital leases.......                                $ 2,113
                                                                                 =======

     As of December 31, 1998, United leased 309 aircraft, 68 of which were under capital leases. These leases have terms of 10 to 26 years, and expiration dates range from 1999 through 2020.

     In connection with the financing of certain aircraft accounted for as capital leases, United had on deposit at December 31, 1998 an aggregate 38 billion yen ($330 million), 324 million German marks ($193 million), 60 million French francs ($11 million) and $11 million in certain banks and had pledged an irrevocable security interest in such deposits to certain of the aircraft lessors. These deposits will be used to pay off an equivalent amount of recorded capital lease obligations.

     Amounts charged to rent expense, net of minor amounts of sublease rentals, were $1.385 billion in 1998, $1.416 billion in 1997 and $1.424 billion in 1996. Included in 1998 rental expense was $15 million in contingent rentals, resulting from changes in interest rates for operating leases under which the rent payments are based on variable interest rates.

(11) COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF A SUBSIDIARY TRUST

     In December 1996, UAL Corporation Capital Trust I (the "Trust") issued $75 million of its 13 1/4% Trust Originated Preferred Securities (the "Preferred Securities") in exchange for 2,999,304 depositary shares, each representing 1/1000 of one share of Series B 12 1/4% preferred stock (see Note 12). Concurrent with the issuance of the Preferred Securities and the related purchase by UAL of the Trust's common securities, the Company issued to the Trust $77 million aggregate principal amount of its 13 1/4% Junior Subordinated Debentures (the "Debentures") due 2026. The Debentures are and will be the sole assets of the Trust. The interest and other payment dates on the Debentures correspond to the distribution and other payment dates on the Preferred Securities. Upon maturity or redemption of the Debentures, the Preferred Securities will be mandatorily redeemed. The Debentures are redeemable at UAL's option, in whole or in part, on or after July 12, 2004, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to the redemption date. Upon the repayment of the Debentures, the proceeds thereof will be applied to redeem the Preferred Securities.

     There is a full and unconditional guarantee by UAL of the Trust's obligations under the securities issued by the Trust. However, the Company's obligations are subordinate and junior in right of payment to certain other of its indebtedness. UAL has the right to defer payments of interest on the Debentures by extending the interest payment period, at any time, for up to 20 consecutive quarters. If interest payments on the Debentures are so deferred, distributions on the Preferred Securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon. In addition, during any such deferral, UAL may not declare or pay any dividend or other distribution on, or redeem or purchase, any of its capital stock.

     The fair value of the Preferred Securities at December 31, 1998 and 1997 was $90 and $106 million, respectively.

(12) SERIAL PREFERRED STOCK

     At December 31, 1998, UAL had outstanding 3,203,177 depositary shares, each representing 1/1000 of one share of Series B 12 1/4% preferred stock, with a liquidation preference of $25 per depositary share ($25,000 per Series B preferred share) and a stated capital of $0.01 per Series B preferred share. Under its terms, any portion of the Series B preferred stock or the depositary shares is redeemable for cash after July 11, 2004, at UAL's option, at the equivalent of $25 per depositary share, plus accrued dividends. The Series B preferred stock is not convertible into any other securities, has no stated maturity and is not subject to mandatory redemption.

     The Series B preferred stock ranks senior to all other preferred and common stock, except the Preferred Securities, as to receipt of dividends and amounts distributed upon liquidation. The Series B preferred stock has voting rights only to the extent required by law and with respect to charter amendments that adversely affect the preferred stock or the creation or issuance of any security ranking senior to the preferred stock. Additionally, if dividends are not paid for six cumulative quarters, the Series B preferred stockholders are entitled to elect two additional members to the UAL Board of Directors until all dividends are paid in full. Pursuant to UAL's restated certificate of incorporation, UAL is authorized to issue a total of 50,000 shares of Series B preferred stock.

     During 1998, UAL repurchased 64,300 depositary shares, at an aggregate cost of $3 million, to be held in treasury.

     UAL is authorized to issue up to 15,986,584 additional shares of serial preferred stock.

(13) ESOP PREFERRED STOCK

     The following activity related to UAL's outstanding ESOP preferred stocks (see Note 2 for a description of the ESOPs):

                                            CLASS 1 ESOP    CLASS 2 ESOP    ESOP VOTING
                                            ------------    ------------    -----------
Balance December 31, 1995...............      4,632,505        302,071       1,438,393
                                             ----------       --------      ----------
  Shares issued.........................      2,367,575        381,044       3,073,970
  Converted to common...................        (49,618)       (38,605)        (89,927)
Balance December 31, 1996...............      6,950,462        644,510       4,422,436
                                             ----------       --------      ----------
  Shares issued.........................      1,848,629        242,877       3,073,969
  Converted to common...................       (146,473)       (81,127)       (229,999)
Balance December 31, 1997...............      8,652,618        806,260       7,266,406
                                             ----------       --------      ----------
  Shares issued.........................      2,011,812        177,166       3,073,969
  Converted to common...................       (213,061)      (116,104)       (331,620)
                                             ----------       --------      ----------
Balance December 31, 1998...............     10,451,369        867,322      10,008,755
                                             ==========       ========      ==========

     An aggregate of 17,675,345 shares of Class 1 and Class 2 ESOP Preferred Stock will be issued to employees under the ESOPs. Each share of ESOP Preferred Stock is convertible into four shares of UAL common stock and shares are converted to common as employees retire or otherwise leave the Company. The stock has a par value of $0.01 per share and is nonvoting. The Class 1 ESOP Preferred Stock has a liquidation value of $126.96 per share plus all accrued and unpaid dividends; the Class 2 does not have a liquidation value. The Class 1 ESOP Preferred Stock provides a fixed annual dividend of $8.8872 per share, which ceases on March 31, 2000; the Class 2 does not pay a fixed dividend.

     Class P, M and S Voting Preferred Stocks were established to provide the voting power to the employee groups participating in the ESOPs. Additional Voting Preferred Stock is issued as shares of the Class 1 and Class 2 ESOP Preferred Stock are allocated to employees. In the aggregate, 17,675,345 shares of Voting Preferred Stock will be issued through the year 2000. The Voting Preferred Stock outstanding at any time commands voting power for approximately 55% of the vote of all classes of capital stock in all matters requiring a stockholder vote, other than for the election of members of the Board of Directors. The Voting Preferred Stock has a par value and liquidation preference of $0.01 per share. The stock is not entitled to receive any dividends and is convertible into .0004 shares of UAL common stock.

     Class Pilot MEC, IAM, SAM and I junior preferred stock (collectively "Director Preferred Stocks") were established to effectuate the election of one or more members to UAL's Board of Directors. One share each of Class Pilot MEC and Class IAM junior preferred stock is authorized and issued. The Company is authorized to issue ten shares each of Class SAM and Class I junior preferred stock. There are three shares of Class SAM and four shares of Class I issued. Each of the Director Preferred Stocks has a par value and liquidation preference of $0.01 per share. The stock is not entitled to receive any dividends and Class I will be redeemed automatically upon the transfer of the shares to any person not elected to the Board of Directors or upon the occurrence of the "Sunset."

(14) COMMON STOCKHOLDERS' EQUITY

     Changes in the number of shares of UAL common stock outstanding during the years ended December 31 were as follows:

                                                   1998          1997          1996
                                                ----------    ----------    ----------
Shares outstanding at beginning of year.....    57,320,486    58,817,480    50,718,424
  Stock options exercised...................       382,136       840,100       500,174
  Shares issued from treasury under
     compensation arrangements..............        11,944        28,224        25,949
  Shares acquired for treasury..............    (7,237,975)   (3,269,393)     (180,565)
  Forfeiture of restricted stock............        (7,600)      (25,120)      (70,488)
  Conversion of Series A debentures.........            --            --     7,623,092
  Conversion of ESOP preferred stock........     1,316,786       911,300       352,929
  Other.....................................        18,876        17,895      (152,035)
                                                ----------    ----------    ----------
Shares outstanding at end of year...........    51,804,653    57,320,486    58,817,480
                                                ==========    ==========    ==========

     During 1998 and 1997, the Company repurchased 7,061,109 and 2,881,092 shares of common stock, respectively, at a total purchase price of $459 million and $250 million, respectively.

     In connection with the Company's stock repurchase plan, UAL sold equity put options, which entitle the holders to sell shares of UAL common stock to the Company at specified prices. At December 31, 1998, 500,000 put options were outstanding at a strike price of $64.04. These put options were exercised in January.

(15) STOCK OPTIONS AND AWARDS

     The Company has granted options to purchase common stock to various officers and employees. The option price for all stock options is at least 100% of the fair market value of UAL common stock at the date of grant. Options generally vest and become exercisable in four equal, annual installments beginning one year after the date of grant, and generally expire in ten years.

     As a result of the 1994 recapitalization, all outstanding options became fully vested at the time of the transaction and the holders of such options became eligible to utilize the cashless exercise features of stock options. Under a cashless exercise, the Company withholds, at the election of the optionee, from shares that would otherwise be issued upon exercise, that number of shares having a fair market value equal to the exercise price and/or related income taxes. For outstanding options eligible for cashless exercise, changes in the market price of the stock are charged (credited) to earnings currently. The expense (credit) recorded for such eligible options was $(7) million in 1998, $14 million in 1997 and $15 million in 1996.

     Stock options which were outstanding at the time of the recapitalization are exercisable for shares of old common stock, each of which is in turn converted into two shares of new common stock and $84.81 in cash upon exercise. Subsequent to the recapitalization, the Company granted stock options which are exercisable for shares of new common stock.

     The Company has also awarded shares of restricted stock to officers and key employees. These shares generally vest over a five-year period and are subject to certain transfer restrictions and forfeiture under certain circumstances prior to vesting. Unearned compensation, representing the fair market value of the stock at the measurement date for the award, is amortized to salaries and related costs over the vesting period. During 1997, 5,000 shares of restricted stock were issued from treasury. No shares were issued in 1998 and 1996. As of December 31, 1998, 221,040 shares were restricted and still nonvested. Additionally, 309,120 shares were reserved for future awards under the plan.

     SFAS No. 123 ("Accounting for Stock-Based Compensation") establishes a fair value based method of accounting for stock options. The Company has elected to continue using the intrinsic value method of accounting prescribed in APB 25, as permitted by SFAS No. 123. Had compensation cost for awards been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have instead been reported as the pro forma amounts indicated below:

                                                              1998        1997       1996
                                                             ------      ------      -----
Net income (millions)...................    As reported      $  821      $  949      $ 533
                                            Pro forma        $  812      $  944      $ 531
Basic earnings per share................    As reported      $12.71      $14.83      $7.57
                                            Pro forma        $12.55      $14.75      $7.55
Diluted earnings per share..............    As reported      $ 6.83      $ 8.95      $5.06
                                            Pro forma        $ 6.74      $ 8.94      $5.07

     The weighted-average grant date fair value of restricted shares issued was $87.44 for shares issued in 1997. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                            1998     1997     1996
                                                            -----    -----    -----
Risk-free interest rate.................................      5.6%     6.4%     6.4%
Dividend yield..........................................      0.0%     0.0%     0.0%
Volatility..............................................     33.0%    32.0%    32.0%
Expected life (years)...................................      4.0      4.0      4.0

     Stock option activity for the past three years was as follows:

                                    1998                       1997                       1996
                           -----------------------    -----------------------    -----------------------
                                         WTD AVG                    WTD AVG                    WTD AVG
  OLD SHARE OPTIONS:        SHARES      EXER PRICE     SHARES      EXER PRICE     SHARES      EXER PRICE
  ------------------       ---------    ----------    ---------    ----------    ---------    ----------
Outstanding at
  beginning of year....      168,393     $121.65        356,118     $120.80        480,610     $119.95
  Exercised............      (49,918)    $121.67       (187,725)    $120.03       (124,117)    $117.49
  Terminated...........           --          --             --          --           (375)    $124.00
                           ---------     -------      ---------     -------      ---------     -------
Outstanding at end of
  year.................      118,475     $121.64        168,393     $121.65        356,118     $120.80
Options exercisable at
  year-end.............      118,475     $121.64        168,393     $121.65        356,118     $120.80

                                    1998                       1997                       1996
                           -----------------------    -----------------------    -----------------------
                                         WTD AVG                    WTD AVG                    WTD AVG
  NEW SHARE OPTIONS:        SHARES      EXER PRICE     SHARES      EXER PRICE     SHARES      EXER PRICE
  ------------------       ---------    ----------    ---------    ----------    ---------    ----------
Outstanding at
  beginning of year....    4,749,612     $ 36.27      4,828,990     $ 31.64      3,767,624     $ 23.47
  Granted..............    1,064,200     $ 81.40        449,100     $ 77.86      1,319,800     $ 53.46
  Exercised............     (282,300)    $ 28.79       (464,650)    $ 25.58       (251,934)    $ 23.52
  Terminated...........     (119,676)    $ 57.12        (63,828)    $ 57.45         (6,500)    $ 32.03
                           ---------                  ---------                  ---------
Outstanding at end of
  year.................    5,411,836     $ 45.07      4,749,612     $ 36.27      4,828,990     $ 31.64
Options exercisable at
  year-end.............    3,400,607     $ 29.97      2,518,238     $ 26.63      1,881,686     $ 22.89
Reserved for future
  grants at year-end...    3,422,904                  4,397,428                  4,782,700
Wtd avg fair value of
  options granted
  during the year......            $27.95                     $27.40                     $18.94

     The following information related to stock options outstanding as of December 31, 1998:

                                          OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                          -------------------               ------------------------
                           OUTSTANDING         WEIGHTED-        WEIGHTED-   EXERCISABLE    WEIGHTED-
                                AT              AVERAGE          AVERAGE         AT         AVERAGE
        RANGE OF           DECEMBER 31,        REMAINING        EXERCISE    DECEMBER 31,   EXERCISE
     EXERCISE PRICES           1998        CONTRACTUAL LIFE       PRICE         1998         PRICE
     ---------------       ------------    ----------------     ---------   ------------   ---------
Old Share Options:
  $91 to 177.............     118,475          3.0 years         $121.64       118,475      $121.64
New Share Options:
  $20 to 29..............   2,705,340          5.6 years         $ 22.78     2,654,840      $ 22.71
  $37 to 57..............   1,264,747          7.3 years         $ 52.46       636,999      $ 52.03
  $60 to 88..............   1,441,749          9.1 years         $ 80.42       108,768      $ 77.87
                            ---------                                        ---------
                            5,411,836                                        3,400,607

(16) RETIREMENT AND POSTRETIREMENT PLANS

     The Company has various retirement plans, both defined benefit and defined contribution, which cover substantially all employees. The Company also provides certain health care benefits, primarily in the U.S., to retirees and eligible dependents, as well as certain life insurance benefits to retirees. The Company has reserved the right, subject to collective bargaining agreements, to modify or terminate the health care and life insurance benefits for both current and future retirees.

     The following table sets forth the reconciliation of the beginning and ending balances of the benefit obligation and plan assets, the funded status and the amounts recognized in the statement of financial position for the defined benefit and other postretirement plans as of December 31:

                                                   PENSION BENEFITS     OTHER BENEFITS
                 (IN MILLIONS)                     ----------------    ----------------
         CHANGE IN BENEFIT OBLIGATION               1998      1997      1998      1997
         ----------------------------              ------    ------    ------    ------
Benefit obligation at beginning of year........    $7,272    $6,133    $1,706    $1,323
Service cost...................................       276       232        48        44
Interest cost..................................       533       477       109       107
Plan participants' contributions...............         1         1        --        --
Amendments.....................................         1       245        --        --
Actuarial (gain) loss..........................       274       502      (169)      288
Foreign currency exchange rate changes.........        13       (14)       --
Benefits paid..................................      (332)     (304)      (68)      (56)
                                                   ------    ------    ------    ------
Benefit obligation at end of year..............    $8,038    $7,272    $1,626    $1,706
                                                   ======    ======    ======    ======

            CHANGE IN PLAN ASSETS                 1998      1997      1998       1997
            ---------------------                ------    ------    -------    -------
Fair value of plan assets at beginning of
  year.......................................    $6,859    $5,919    $   107    $   103
Actual return on plan assets.................       934     1,075          8          7
Employer contributions.......................       187       173         --         --
Plan participants' contributions.............         1         1         --         --
Foreign currency exchange rate changes.......         5        (5)        --         --
Benefits paid................................      (332)     (304)        (3)        (3)
                                                 ------    ------    -------    -------
Fair value of plan assets at end of year.....    $7,654    $6,859    $   112    $   107
                                                 ======    ======    =======    =======
Funded status................................    $ (384)   $ (413)   $(1,514)   $(1,599)
Unrecognized actuarial (gains) losses........      (122)       28         19        183
Unrecognized prior service costs.............       660       648         --         --
                                                 ------    ------    -------    -------
Net amount recognized........................    $  154    $  263    $(1,495)   $(1,416)
                                                 ======    ======    =======    =======

   AMOUNTS RECOGNIZED IN THE STATEMENT OF
       FINANCIAL POSITION CONSIST OF:             1998      1997      1998       1997
   --------------------------------------        ------    ------    -------    -------
Prepaid (accrued) benefit cost...............    $  154    $  263    $(1,495)   $(1,416)
Accrued benefit liability....................      (275)     (290)        --         --
Intangible asset.............................       271       286         --         --
Accumulated other comprehensive income.......         4         4         --         --
                                                 ------    ------    -------    -------
Net amount recognized........................    $  154    $  263    $(1,495)   $(1,416)
                                                 ======    ======    =======    =======

        WEIGHTED-AVERAGE ASSUMPTIONS              1998      1997      1998       1997
        ----------------------------             ------    ------    -------    -------
Discount rate................................     7.00%     7.25%      7.00%      7.25%
Expected return on plan assets...............     9.75%     9.75%      8.00%      8.00%
Rate of compensation increase................     4.05%     3.85%         --         --

     The assumed health care cost trend rates for gross claims paid were 5.0% and 5.5% for 1998 and 1997, respectively, declining annually to a rate of 4.0% by the year 1999 and remaining level thereafter.

     The net periodic benefit cost included the following components:

                                             PENSION BENEFITS           OTHER BENEFITS
                                          -----------------------    --------------------
            (IN MILLIONS)                 1998     1997     1996     1998    1997    1996
            -------------                 -----    -----    -----    ----    ----    ----
Service cost..........................    $ 276    $ 232    $ 234    $ 48    $ 44    $ 44
Interest cost.........................      533      477      438     109     107      97
Expected return on plan assets........     (581)    (531)    (479)     (8)     (8)     (8)
Amortization of prior service cost
  including transition
  obligation/(asset)..................       57       36       29      --      --      --
Recognized actuarial (gain)/loss......        9        1       16      (4)     (5)     (5)
                                          -----    -----    -----    ----    ----    ----
Net period benefit costs..............    $ 294    $ 215    $ 238    $145    $138    $128
                                          =====    =====    =====    ====    ====    ====

     Total pension expense for all retirement plans (including defined contribution plans) was $304 million in 1998, $229 million in 1997 and $252 million in 1996.

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the plans with accumulated benefit obligations in excess of plan assets were $1.688 billion, $1.510 billion, and $1.118 billion, respectively, as of December 31, 1998, and $1.482 billion, $1.273 billion, and $908 million, respectively, as of December 31, 1997.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care trend rate would have the following effects:

                     (IN MILLIONS)                          1% INCREASE    1% DECREASE
                     -------------                          -----------    -----------
Effect on total service and interest cost...............       $ 26           $ 21
Effect on postretirement benefit obligation.............       $223           $178

     Changes in interest rates or rates of inflation may impact the assumptions used in the valuation of pension obligations and postretirement obligations including discount rates and rates of increase in compensation, resulting in increases or decreases in United's pension and postretirement liabilities and pension and postretirement costs.

(17) FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     See Quantitative and Qualitative Disclosures About Market Risk ("Market Risk Disclosures") on page A-16 for a discussion of the Company's foreign currency and fuel price risk management activities, and the fair value of all significant financial instruments.

CREDIT EXPOSURES OF DERIVATIVES

     The Company's theoretical risk in the derivative financial instruments described in Market Risk Disclosures is the cost of replacing the contracts at current market rates in the event of default by any of the counterparties. However, the Company does not anticipate such default as counterparties are selected based on credit ratings and the relative market positions with each counterparty are monitored.

FINANCIAL GUARANTEES

     Special facility revenue bonds have been issued by certain municipalities to build or improve airport and maintenance facilities leased by United. Under the lease agreements, United is required to make rental payments in amounts sufficient to pay the maturing principal and interest payments on the bonds. At December 31, 1998, $1.229 billion principal amount of such bonds was outstanding. As of December 31, 1998, UAL and United had jointly guaranteed $35 million of such bonds and United had guaranteed $1.211 billion of such bonds, including accrued interest. The payments required to satisfy these obligations are included in the future minimum lease payments disclosed in Note 10 "Lease Obligations".

CONCENTRATIONS OF CREDIT RISK

     The Company does not believe it is subject to any significant concentration of credit risk. Most of the Company's receivables result from sales of tickets to individuals through geographically dispersed travel agents, company outlets or other airlines, often through the use of major credit cards. These receivables are short term, generally being settled shortly after the sale.

(18) COMMITMENTS, CONTINGENT LIABILITIES AND UNCERTAINTIES

     The Company has certain contingencies resulting from litigation and claims (including environmental issues) incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the views of legal counsel, the nature of contingencies to which the Company is subject and its prior experience, that the ultimate disposition of these contingencies is not expected to materially affect UAL's consolidated financial position or results of operations. UAL records liabilities for legal and environmental claims against it in accordance with generally accepted accounting principles. These amounts are recorded based on the Company's assessments of the likelihood of their eventual settlements. The amounts of these liabilities could increase or decrease in the near term, based on revisions to estimates relating to the various claims.

     At December 31, 1998, commitments for the purchase of property and equipment, principally aircraft, approximated $6.8 billion, after deducting advance payments. An estimated $2.7 billion will be spent in 1999, $1.8 billion in 2000, $2.0 billion in 2001 and $0.3 billion in 2002 and thereafter. The major commitments are for the purchase of B777, B747, B767, B757, A320 and A319 aircraft, which are scheduled to be delivered through 2002. These commitments, combined with aircraft retirements, are part of the Company's plan to eventually increase the fleet to an expected 645 aircraft at the end of 2001.

     In connection with the construction of the Indianapolis Maintenance Center, United agreed to spend an aggregate $800 million on capital investments by the year 2001 and employ at least 7,500 individuals by the year 2004. In the event such targets are not reached, United may be required to make certain payments to the city of Indianapolis and State of Indiana.

     In July 1998, the International Association of Machinists and Aerospace Workers ("IAM") became the bargaining representative for United's public contact employees and negotiations have begun regarding a contract. As a result, approximately 82% of United's employees are represented by various labor organizations. The labor contracts with the Air Line Pilots' Association and the IAM become amendable in 2000. In October 1997, the Association of Flight Attendants ratified a new contract, which will remain in effect through 2006.

(19) SEGMENT INFORMATION

     During the fourth quarter of 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". United has a global route network designed to transport passengers and cargo between destinations in North America, the Pacific, Latin America and Europe. These regions constitute United's four reportable segments. The accounting policies for each of these segments are the same as those described in Note 1, "Summary of Significant Accounting Policies", except that segment financial information has been prepared using a management approach which is consistent with how the Company's management internally disaggregates financial information for the purpose of making internal operating decisions. UAL evaluates performance based on United's fully distributed earnings before income taxes. Revenues are attributed to each reportable segment based on the allocation guidelines provided by the U.S. Department of Transportation, which classifies flights between the U.S. and foreign designations as part of each respective region. A reconciliation of the total amounts reported by reportable segments to the applicable amounts in the financial statements follows:

                                                       YEAR ENDED DECEMBER 31, 1998
                                ---------------------------------------------------------------------------
                                                                          REPORTABLE
                                                      LATIN                SEGMENT             CONSOLIDATED
        (IN MILLIONS)           DOMESTIC   PACIFIC   AMERICA   ATLANTIC     TOTAL      OTHER      TOTAL
        -------------           --------   -------   -------   --------   ----------   -----   ------------
Revenue.......................  $11,997    $2,843     $832      $1,846     $17,518     $ 43      $17,561
Interest income...............       33        14        3           8          58        1           59
Interest expense..............      207        84       22          49         362       (7)         355
Equity in earnings of
  affiliates..................       41        17        4          10          72       --           72
Depreciation and
  amortization................      520       145       45          95         805      (12)         793
Fully distributed earnings
  before income taxes.........    1,641        63       68         277       2,049       36        2,085

                                                       YEAR ENDED DECEMBER 31, 1997
                                ---------------------------------------------------------------------------
                                                                          REPORTABLE
                                                      LATIN                SEGMENT             CONSOLIDATED
        (IN MILLIONS)           DOMESTIC   PACIFIC   AMERICA   ATLANTIC     TOTAL      OTHER      TOTAL
        -------------           --------   -------   -------   --------   ----------   -----   ------------
Revenue.......................  $11,214    $3,552     $824      $1,745     $17,335     $ 43      $17,378
Interest income...............       29        13        3           6          51        1           52
Interest expense..............      166        73       15          36         290       (4)         286
Equity in earnings of
  affiliates..................       38        17        3           8          66       --           66
Depreciation and
  amortization................      474       159       38          76         747      (23)         724
Fully distributed earnings
  before income taxes.........    1,410       589      129         347       2,475       36        2,511

                                                       YEAR ENDED DECEMBER 31, 1996
                                ---------------------------------------------------------------------------
                                                                          REPORTABLE
                                                      LATIN                SEGMENT             CONSOLIDATED
        (IN MILLIONS)           DOMESTIC   PACIFIC   AMERICA   ATLANTIC     TOTAL      OTHER      TOTAL
        -------------           --------   -------   -------   --------   ----------   -----   ------------
Revenue.......................  $10,717    $3,438     $750      $1,412     $16,317      $45      $16,362
Interest income...............       26        11        2           5          44       13           57
Interest expense..............      171        72       16          31         290        5          295
Equity in earnings of
  affiliates..................       38        16        3           7          64       --           64
Depreciation and
  amortization................      509       134       39          58         740       19          759
Fully distributed earnings
  before income taxes.........    1,048       423       45         139       1,655       --        1,655

                     (IN MILLIONS)                          1998      1997      1996
                     -------------                         ------    ------    ------
Total fully distributed earnings for reportable
  segments.............................................    $2,049    $2,475    $1,655
UAL subsidiary earnings................................        36        36        --
Less: ESOP compensation expense........................       829       987       685
                                                           ------    ------    ------
Total earnings before income taxes, distributions on
  preferred securities and extraordinary item..........    $1,256    $1,524    $  970
                                                           ======    ======    ======

     UAL's operations involve an insignificant level of dedicated revenue producing assets by reportable segment. The overwhelming majority of UAL's revenue producing assets can be deployed in any of the four reportable segments. UAL has significant intangible assets related to the acquisition of its Atlantic and Latin American route authorities.

(20) STATEMENT OF CONSOLIDATED CASH FLOWS -- SUPPLEMENTAL DISCLOSURES

     Supplemental disclosures of cash flow information and non-cash investing and financing activities were as follows:

                      (IN MILLIONS)                           1998    1997    1996
                      -------------                           ----    ----    -----
Cash paid during the year for:
  Interest (net of amounts capitalized)...................    $234    $152    $ 244
  Income taxes............................................     160     362      242
Non-cash transactions:
  Capital lease obligations incurred......................     701     643      503
  Long-term debt incurred in connection with additions to
     equipment............................................      --     185       82
  Note receivables recorded in connection with the sale of
     equipment and leasehold improvements.................      --      61       --
  Increase (decrease) in pension intangible assets........     (15)    200     (191)
  Increase in additional capital invested in connection
     with the conversion of subordinated debentures to
     common stock.........................................      --      --      217
  Decrease in additional capital invested in connection
     with the conversion of subordinated debentures to
     mandatorily redeemable preferred securities..........      --      --     (102)

(21) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                            1ST        2ND        3RD        4TH
            (IN MILLIONS)                 QUARTER    QUARTER    QUARTER    QUARTER     YEAR
            -------------                 -------    -------    -------    -------    -------
1998:
Operating revenues....................    $4,055     $4,442     $4,783     $4,281     $17,561
Earnings from operations..............       123        470        695        191       1,478
Net earnings..........................    $   61     $  282     $  425     $   54     $   821
Earnings per share, basic.............    $ 0.60     $ 4.43     $ 6.91     $ 0.53     $ 12.71
Earnings per share, diluted...........    $ 0.34     $ 2.44     $ 3.71     $ 0.27     $  6.83
1997:
Operating revenues....................    $4,121     $4,382     $4,640     $4,235     $17,378
Earnings from operations..............       194        412        563         91       1,259
Earnings before extraordinary item....       105        242        579         32         958
Extraordinary loss on early
  extinguishment of debt..............        --         --         --         (9)         (9)
Net earnings..........................    $  105     $  242     $  579     $   23     $   949
Per share amounts, basic:
  Earnings before extraordinary
     item.............................    $ 1.45     $ 3.77     $ 9.39     $ 0.21     $ 14.98
  Extraordinary loss on early
     extinguishment of debt...........        --         --         --      (0.15)      (0.15)
  Net earnings........................    $ 1.45     $ 3.77     $ 9.39     $ 0.06     $ 14.83
Net earnings per share, diluted.......    $ 0.92     $ 2.31     $ 5.61     $ 0.04     $  8.95

     The sum of quarterly earnings per share amounts is not the same as annual earnings per share amounts because of changing numbers of shares outstanding.

     During the third quarter of 1997, UAL recognized a pre-tax gain of $275 million on the sale of its interest in the Apollo Travel Services Partnership (see Other Information, "Sale of Affiliate" in Management's Discussion and Analysis of Financial Condition and Results of Operations).

                               UAL CORPORATION

                    THIS PROXY IS SOLICITED ON BEHALF OF
                  THE BOARD OF DIRECTORS OF UAL CORPORATION


  P The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Gerald Greenwald, John F. McGillicuddy and James J. O'Connor, and each of them, as proxies with full power of
  R substitution, for and in the name of the undersigned, to vote all shares of Common Stock of UAL Corporation owned of record by the undersigned on the matters listed on the reverse side hereof and, in their discretion,
  O on such other matters as may properly come before the Annual Meeting of Stockholders to be held at the Hyatt Regency Denver, 1750 Welton Street, Denver, CO 80202 on May 18, 1999 at 10:00 a.m. and any adjournments or
  X   postponements thereof, unless otherwise specified herein.

      This card or the telephonic voting procedures, when properly completed,
  Y also constitutes voting instructions to the respective Trustees of the Employees' Stock Purchase Plan, 401(k) Plans and International
      Employee Stock Ownership Plans of UAL Corporation or United Air Lines, Inc. to vote, in person or by proxy, all shares of Common Stock of UAL Corporation allocated to the accounts of the undersigned held by the Trustees.

      You are encouraged to specify your choices by marking the appropriate oval SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY OVALS IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU VOTE BY PHONE OR SIGN AND RETURN THIS CARD.


                                                        [SEE REVERSE SIDE]

--------------------------------------------------------------------------------
                            FOLD AND DETACH HERE




                                 [UNITED LOGO]

                                                         UAL CORPORATION
                              PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                                                                               ]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
"FOR" ALL OF THE BOARD OF DIRECTORS' NOMINEES FOR PUBLIC DIRECTOR AND "FOR" PROPOSAL 2.  IF THIS CARD CONSTITUTES VOTING
INSTRUCTIONS TO A PLAN TRUSTEE, SUCH TRUSTEE WILL VOTE AS DESCRIBED IN THE PLAN DOCUMENTS AND ANY ACCOMPANYING MATERIALS.
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                                                    For  Withhold For All                                   FOR    AGAINST   ABSTAIN
1.  ELECTION OF FIVE PUBLIC DIRECTOR NOMINEES:      All    All     Except    2.  RATIFICATION OF THE
    James E. Goodwin, Gerald Greenwald,                                          SELECTION OF ARTHUR
    John F. McGillicuddy, James J. O'Connor,                                     ANDERSEN LLP AS THE
    Paul E. Tierney, Jr.                                                         INDEPENDENT ACCOUNTANTS.

FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S): ________________

                                                                                        DATED: _____________________________, 1999
                                                                                SIGNATURE(S) __________________________________
                                                                                _______________________________________________
                                                                                Please sign exactly as name appears hereon.  Joint
                                                                                owners should each sign.  When signing as attorney,
                                                                                executor, administrator, trustee or guardian,
                                                                                please give full title as such.  The signer here-
                                                                                by revokes all proxies heretofore given by the
                                                                                signer to vote at said Annual Meeting or any
                                                                                adjournments or postponements thereof.

------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE

                                                  TELEPHONE VOTING INSTRUCTIONS
Dear Stockholders:

        Your vote is important to us.  We have provided an automated telephone option for granting your proxy which you may access
24 hours a day by dialing this toll free number:  1-888-457-2964 (if located within the U.S.) on a touch tone telephone.

        After dialing 1-888-457-2964, you will hear the following instructions:

                Please enter your six digit control number which appears directly above the words "Dear Stockholders".
                Please press 1 if you wish to vote for the recommendations of the Board of Directors.
                Please press 9 if you do not wish to vote for the recommendations of the Board of Directors.

        Once this is completed, the telephone option will automatically hang up and your proxy will be voted as you directed.
THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY CARD.

        HOWEVER, if you wish to withhold authority to vote or vote against some, but not all of the recommendations of the Board of
Directors, you must do so by signing the proxy card above and returning it in the envelope provided.

        ESOP participants located within the U.S. should follow the vote by phone instructions on the ESOP Voting Direction Card.

------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE

                                                        ADMISSION TICKET                        ANNUAL MEETING OF STOCKHOLDERS
                                                                                                OF UAL CORPORATION
                                                                                                MAY 18, 1999
                                                                                                10:00 A.M.
                                                        [UNITED AIRLINES LOGO]                  IMPERIAL BALLROOM
                                                                                                HYATT REGENCY DENVER
                                                                                                1750 WELTON STREET
                                                                                                DENVER, CO

                                                        _________________________________

                                                        You must present this ticket to the UAL Corporation
                                                        representative at the entrance to the Imperial Ballroom to be admitted to the Annual Meeting of Stockholders.